Exhibit 4.2

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 24b-2 UNDER THE EXCHANGE ACT OF 1934, AS AMENDED. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION

AMENDED AND RESTATED LICENSE AGREEMENT

BETWEEN

THE BRITISH COLUMBIA CANCER AGENCY BRANCH

AND

THE UNIVERSITY OF BRITISH COLUMBIA

AND

ESSA PHARMA INC.

TABLE OF CONTENTS

1.0	DEFINITIONS	2
2.0	PROPERTY RIGHTS IN AND TO THE TECHNOLOGY	6
3.0	GRANT OF LICENSE	7
4.0	SUBLICENSING	10
5.0	ROYALTIES AND MILESTONE PAYMENTS	11
6.0	ANNUAL PAYMENTS AND EQUITY	13
7.0	PATENTS	14
8.0	DISCLAIMER OF WARRANTY	16
9.0	INDEMNITY AND LIMITATION OF LIABILITY	18
10.0	PUBLICATION AND CONFIDENTIALITY	18
11.0	PRODUCTION AND MARKETING	21
12.0	ACCOUNTING RECORDS AND REPORTS	23
13.0	INSURANCE	24
14.0	ASSIGNMENT	25
15.0	GOVERNING LAW	25
16.0	NOTICES	25
17.0	TERM	26
18.0	TERMINATION OF AGREEMENT	26
19.0	MISCELLANEOUS COVENANTS OF THE LICENSEE	29
20.0	GENERAL	30

SCHEDULES:

Schedule “A”	-	Description of “Technology”
Schedule “B”	-	Payment Report
Schedule “C”	-	BCCA License Agreement Annual Report
Schedule “D”	-	Address for Notices and Payment Instructions
Schedule “E”	-	Confidential Information
Schedule “F”	-	Restrictions on Transfer and Drag-Along/Tag-Along Rights
Schedule “G”	-	New Licensee Shareholders
Schedule “H”	-	Material Transfer Agreement between UBC and University of Washington dated November 16, 2010
Schedule “I”	-	Patent Client and Billing Agreement

i

AMENDED AND RESTATED LICENSE AGREEMENT

BETWEEN:

THE BRITISH COLUMBIA CANCER AGENCY BRANCH, a branch society of the Provincial Health Services Authority amalgamated under the Society Act (British Columbia), having an office at Suite 600, West 10th Avenue, Vancouver, British Columbia, Canada, V5Z 4E6

(“BCCA”)

AND:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act (British Columbia), having its registered office at 103 – 6190 Agronomy Road, Vancouver, British Columbia, V6T 1Z3

(“UBC”, and together with BCCA, the “Licensor”)

AND:

ESSA PHARMA INC., a corporation incorporated under the laws of the Province of British Columbia, having its registered office at 1500 – 1040 West Georgia Street, Vancouver, British Columbia, V6E 4H8

(the “Licensee”)

WHEREAS:

A. The Licensor has been engaged in research during the course of which it has invented, developed and/or acquired certain technology relating to compounds that modulate androgen receptor activity, which research was undertaken by Marianne Sadar, Raymond Andersen, NR Mawji, Jun (Jean) Wang, David Williams, Mike LeBlanc, Lu-Ping Yan, Carmen Banuelos, Javier Garcia Fernandez, Hsing Chen (Amy) Tien, Yusuke Imamura and Jian Kunzhong;

B. It is the objective of each of BCCA and UBC to exploit their technology for the public benefit, and to generate further research in a manner consistent with their respective status as a non-profit, tax exempt: educational with respect to UBC, and research and clinical: with respect to BCCA, institution; and

C. The Licensor and the Licensee entered into a License Agreement dated December 22, 2010, (BCCA AGR#11-411), as amended by an Amendment to License Agreement dated February 10, 2011 (collectively, the “Prior Agreement”);

D. The Parties have agreed to amend and restate their relationship set forth in the Prior Agreement effective as of the Amendment Date (except as set out herein) as more fully set forth in this license agreement granting the Licensee the exclusive worldwide right to use or cause to be used such technology to manufacture, distribute, market, sell and/or license or sublicense products derived or developed from such technology and to sell the same to the general public on the terms and conditions set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto have covenanted and agreed as follows:

1.0	DEFINITIONS

1.1 In this Agreement:

(a)	“$” means Canadian dollars.

(b)

“Affiliated Company” or “Affiliated Companies” means two or more corporations where the relationship between them is one in which one of them is a subsidiary of the other, or both are subsidiaries of the same corporation, or 50% or more of the voting shares of each of them is owned or controlled by the same person, corporation or other legal entity;

(c)	“Agreement” means this License Agreement and any appendixes and schedules attached hereto, as the same may be amended or supplemented from time to time;

(d)	“Amendment Date” means May [•], 2014;

(e)	“BADGE Patents” means collectively:

(i)	the patents and patent applications listed in Schedule “A - BADGE” hereto, and any foreign counterparts thereof;

(ii)

any and all other patents and patent applications filed after the Start Date that, when filed, claim or cover any invention within the definition of “Improvements” set out in this Section 1.1 that relate directly to the molecular structures described in the Patents listed in Schedule “A - BADGE” hereto; and

(iii)

any related patent applications, issued patents, provisionals, non-provisionals, divisionals, continuations, continuations-in-part, reissues, re-examinations, substitutions, extensions, term restorations, renewals, and any foreign counterparts applied for or issued therefrom;

(f)

“Confidential Information” means all information, regardless of its form designated by the Licensee or the Licensor as confidential, whether orally (as long as identified in writing as confidential or proprietary within 30 days from the time of disclosure) or in writing, including without limitation all information related to the Technology (including all derived analyses and conclusions) and the terms and conditions of this Agreement, except that “Confidential Information” does not include information:

(i)

possessed by the recipient (in this Section 1.1(f), the “Recipient”) prior to receipt from the disclosing party (in this Section 1.1(f), the “Discloser”), other than through prior disclosure by the Discloser, as evidenced by the Recipient’s business records;

(ii)	published or available to the general public otherwise than through a breach of this Agreement;

(iii)	obtained by the Recipient from a Third Party with a valid right to disclose it, provided that the Third Party is not under a confidentiality obligation to the Discloser; or

(iv)	independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Discloser’s information as evidenced by the Recipient’s business records;

(g)

“Cost-Based Price” shall mean all out-of-pocket expenses and/or costs incurred directly in connection with the manufacturing of a Product, and the subsequent distribution of a Product to a central warehouse in PNG or IND, plus a 65% overhead charge and a 25% return on capital charge. The Cost-Based Price of a Product shall be calculated according to the following formula: Cost-Based Price = A + (A 0.65) + (A 0.25), where A is the total of all out-of-pocket expenses and/or costs incurred directly in connection with the manufacturing of the Product and the subsequent distribution of the Product to a central warehouse in PNG or IND, (A x 0.65) represents overhead, and (A x 0.25) represents return on capital;

(h)	“Direct Costs” means all costs that have been incurred by Licensee directly in connection with the manufacturing of Products;

(i)	“Dispute” has the meaning ascribed thereto in Section 11.4;

(j)	“Effective Termination Date” means the date on which this Agreement is terminated pursuant to Section 11.0 or 18.0;

(k)

“Gross Revenue” means all revenues, receipts, money, and the fair market value of any shares, securities or other consideration, other than Sublicensing Revenue, directly or indirectly collected or received, whether by way of cash, credit or other value, by the Licensee from the marketing, manufacturing, sale or distribution of the Technology, any Improvements and/or any Products;

(l)	“Improvements” means collectively the Licensor Improvements and the Licensee Improvements;

(m)	“IND” means the Republic of Indonesia;

(n)	“IND Agency” has the meaning ascribed thereto in Section 3.4(a);

(o)	“Interested Party” has the meaning ascribed thereto in Section 10.1;

(p)

“Licensee Improvements” means improvements, variations, updates, modifications and enhancements made or acquired at any time after the Start Date by the Licensee that relate directly to the molecular structures described in the Patents listed in Schedule “A” hereto;

(q)	“Licensor Improvements” means the interests of both UBC and BCCA in improvements, variations, updates, modifications and enhancements made or acquired at any time after the Start Date by:

(i)

Marianne Sadar and/or Raymond Andersen, in the course of their employment by either BCCA or UBC, and faculty members, employees or graduate students of the Licensor that are under their supervision in their respective laboratories at BCCA or UBC (such persons, together with Marianne Sadar and Raymond Andersen, referred to as “Sadar/Andersen Research Group Members”); or

(ii)	jointly by Marianne Sadar and/or Raymond Andersen and any person (including any Third Party(ies)) who is not a Sadar/Andersen Research Group Member, subject to Section 2.3); or

(iii)	made by a Sadar/Andersen Research Group Member, including those which do not name Marianne Sadar or Raymond Andersen as an inventor; or

(iv)	a Sadar/Andersen Research Group Member at UBC, BCCA or both of them and the Licensee jointly; or

(v)

a Sadar/Andersen Research Group Member at UBC, BCCA or both of them pursuant to a written and executed joint development agreement with the Licensee regarding the subject matter of this Agreement which, among other things, defines the joint development and the responsibilities of each of the Licensor and the Licensee;

that relate directly to the molecular structures described in the Patents listed in Schedule “A” hereto.

(r)	“Licensor Trade-Marks” means any mark, trade-mark, service mark, logo, insignia, seal, design, symbol or device owned or licensed by either of the parties comprising the Licensor in any manner at all;

(s)	“Licensor’s Shares” has the meaning ascribed thereto in Section 6.4;

(t)	“Manuscript” has the meaning ascribed thereto in Section 10.4;

(u)	“Mediator” has the meaning ascribed thereto in Section 11.5;

(v)	“MTA” means the Material Transfer Agreement between UBC and University of Washington dated November 16, 2010, a copy of which is attached hereto as Schedule “H”;

(w)	“Net Revenue” means Gross Revenue less applicable sales, transfer, excise import, export and other taxes (including any tax such as value added or similar tax or government charge);

(x)	“New Licensee Shareholder” has the meaning ascribed thereto in Section 6.4;

(y)	“Objectionable Material” has the meaning ascribed thereto in Section 10.5;

(z)	“Other Patents” means collectively:

(i)	the patents and patent applications listed in Schedule “A - Other” hereto, and any foreign counterparts thereof;

(ii)

any and all other patents and patent applications filed after the Start Date that, when filed, claim or cover any invention within the definition of “Improvements” set out in this Section 1.1 that relate directly to the molecular structures described in the Patents listed in Schedule “A - Other” hereto; and

(iii)

any related patent applications, issued patents, provisionals, non-provisionals, divisionals, continuations, continuations-in-part, reissues, re-examinations, substitutions, extensions, term restorations, renewals, and any foreign counterparts applied for or issued therefrom;

(aa)	“Parties” means the Licensor and the Licensee;

(bb)	“Patents” means collectively the BADGE Patents and the Other Patents;

(cc)	“Payment Report” means a report in the form referred to in Section 12.0 setting out in detail how the amount of Net Revenue and Sublicensing Revenue for the relevant period was determined;

(dd)	“PNG” means Papua New Guinea;

(ee)	“Product” or “Products” means BADGE Product(s) or Other Product(s);

(ff)	“BADGE Product” means goods or services manufactured or provided in connection with the use of all or some of the BADGE Patents and/or related Technology and/or any related Improvements;

(gg)	“Other Product” means goods or services manufactured or provided in connection with the use of all or some of the Other Patents and/or related Technology and/or any related Improvements;

(hh)	“Royalties” has the meaning ascribed thereto in Section 5.1;

(ii)	“Royalty Due Date” means the last day of each of March, June, September and December of each year during the Term;

(jj)	“Royalty Stream Recipient” has the meaning ascribed thereto in Section 14.2;

(kk)	“Start Date” means December 22, 2010;

(ll)

“Sublicensee” means any individual or entity, other than an Affiliated Company, who has obtained directly or indirectly from or through the Licensee any rights to the Technology, any Improvements or any Products, and shall include all sub-sublicensees or other third parties that have entered into agreements with the Licensee for the use, development, co-development, partnered development, manufacture, distribution, marketing or sale of Products. Notwithstanding the foregoing, a Third Party Contractor is not a Sublicensee for the purposes hereof;

(mm)

“Sublicensing Revenue” means all initial or periodic revenues, receipts, royalties, option fees, license fees, development or commercialization fees, milestone payments or other payments, directly or indirectly collected or received by the Licensee from a Sublicensee pursuant to any sublicense agreement, whether received in cash or other form, and which, for greater certainty, will include the fair market value of any shares, securities and other consideration received by the Licensee in respect of the foregoing. For greater clarity, Sublicensing Revenue will include all research or development fees received by the Licensee in connection with the Technology, any Improvements or any Products that are in excess of the direct reimbursement for the actual costs of such research and development;

(nn)

“Technology” means the Patents and all knowledge, know-how and technique or techniques invented, developed and/or acquired by the Licensor prior to the Start Date relating directly to, and including, the molecular structures described in the Patents listed in Schedule “A” hereto, including without limitation all research, data, test results, specifications, instructions, manuals, papers or other related materials of any nature at all, whether written or otherwise, relating directly thereto;

(oo)	“Term” has the meaning ascribed thereto in Section 17.1;

(pp)	“Third Party” means any entity or person that is not a party to this Agreement;

(qq)	“Third Party Contractor” has the meaning ascribed thereto in Section 3.1;

(rr)	“Third Party Agreements” has the meaning ascribed thereto in Section 3.4(a).

(ss)	“Third Party Licenses” has the meaning ascribed thereto in Section 5.2.

(tt)	“UPNG” has the meaning ascribed thereto in Section 3.4(a).

(uu)

“US Federal Government Interest” shall mean the rights of the United States Government under Public Laws 96-517 (the Bayh–Dole Act), 97-256 and 98-620, codified at 35 U.S.C. 200-212, and any regulations issued thereunder, as statute or regulations may be amended from time to time hereafter.

2.0	PROPERTY RIGHTS IN AND TO THE TECHNOLOGY

2.1 As between the Parties, the Licensee acknowledges and agrees that the Licensor owns all right, title and interest in and to the Technology and any Licensor Improvements. The Licensor acknowledges and agrees that the Licensee owns all right, title and interest in and to the Licensee Improvements. Notwithstanding the ownership of Licensee Improvements by Licensee, the obligations of Licensee under Article 5.0, Article 12.0 and 18.9 with respect to Licensee Improvements shall survive any termination of this Agreement. The obligations of Licensee to pay a minimum annual royalty to the Licensor under Sections 6.1 to 6.3 inclusive shall continue and survive any termination of this Agreement, during any period that that the Licensee continues to file, prosecute, maintain and defend any intellectual property relating to the Licensee Improvements, until the date of expiry of the last patent relating to the Licensee Improvements. The Licensee may terminate its obligations under the preceding two sentences by assigning without consideration the intellectual property relating to the Licensee Improvements to the Licensor.

2.2 The Licensee will, at the reasonable request of the Licensor, sign all documents that may be required to ensure that ownership of the Technology and any Improvements (other than the Licensee Improvements referred to in Section 2.1) remain with the Licensor.

2.3 If the Licensor requires a Third Party consent to the grant of rights to a Licensor Improvement under this Agreement, the grant of rights is made subject to such consent. The Licensee shall have the opportunity to obtain such consent, and the Licensor will cooperate with the Licensee for such purpose. If requested by the Licensee, the Licensor will make reasonable efforts to obtain such consent. The Licensee will pay all reasonable legal expenses and costs incurred by the Licensor regarding the obtaining of any such consent, including without limitation expenses and costs regarding the Licensor’s review of any consent obtained by the Licensee.

2.4 On the last business day of June and December of each year during the Term, the Licensee will give notice to the Licensor of the details of any and all Improvements of which the Licensee is then aware and that have been developed and/or acquired by the Licensee or its Sublicensees during the previous six-month period.

3.0	GRANT OF LICENSE

3.1 In consideration of the Licensor’s Shares and the royalty and milestone payments provided for herein, the Licensor hereby grants to the Licensee a worldwide, royalty bearing, exclusive license to use and sublicense (subject to the provisions of Section 4.0) the Technology, any and all Licensor Improvements, and all Confidential Information of the Licensor relating to the Technology, for the purpose of developing, manufacturing, distributing, using, offering for sale and selling Products (and having any of these activities performed by a Third Party (each a “Third Party Contractor”)) for all commercial purposes during the Term.

3.2 The license granted under this Agreement is personal to the Licensee and is not granted to any of its Affiliated Companies.

3.3 Notwithstanding Section 3.1, the Parties acknowledge and agree that the Licensor may (and where applicable, has a non-exclusive license to) use the Technology, any Improvements, and all Confidential Information of the Licensor relating to the Technology, without charge, for the following non-commercial purposes: academic research, scholarly publication and educational purposes.

3.4 Rights Granted to Third Parties.

(a)	The Licensee acknowledges that certain third-party rights related to the Technology exist through:

(i)	an Inter-Institutional Memorandum of Understanding between UBC and the University of Papua New Guinea (“UPNG”); and

(ii)	a Memorandum of Understanding between the Agency for Marine and Fisheries Research of the Ministry of Marine Affairs and Fisheries of the Republic of Indonesia (“IND Agency”) and UBC

(in this Section 3.4, collectively the “Third Party Agreements”).

(b)

In the Third Party Agreements, among other rights, both UPNG and IND Agency are entitled to have UBC make reasonable efforts to ensure that agreements provide for at-cost access to products that result from the commercialization of certain of the Technology and a share of the consideration received by the Licensor under this Agreement, including the Licensor’s Shares.

(c)	UBC shall be fully responsible for any and all payments required to be made to UPNG and IND Agency under the Third Party Agreements.

(d)

Each of UBC and BCCA hereby represents and warrants that it has the corporate power and authority to grant the license to the Technology and the other rights under this Agreement. Except as disclosed by UBC under this Agreement, UBC represents and warrants that there are no terms and/or conditions under the Third Party Agreements which would prevent or restrict it from granting the rights granted to the Licensee under this Agreement.

3.5 Sales to Papua New Guinea and Indonesia.

(a)	The Licensee agrees to use reasonable commercial efforts: itself, or to cause a Sublicensee or distributor; to sell:

(i)

BADGE Products in the geographical territory of PNG. If the Licensee appoints a Sublicensee or distributor to sell the BADGE Products, the price to such Sublicensee or distributor shall not exceed the Cost-Based Price, provided that:

(A)	the BADGE Products have received all required regulatory approvals in PNG; and

(B)	the distribution of the BADGE Products in PNG is governed by a reasonable monitoring and reporting system designed to prevent recurrent re-export of the BADGE Products outside the territory of PNG.

(ii)

Other Products in the geographical territory of IND. If the Licensee appoints a Sublicensee or distributor to sell the Other Product, the price to such Sublicensee or distributor shall not exceed the Cost-Based Price, provided that:

(A)	the Other Products have received all required regulatory approvals in IND; and

(B)	the distribution of the Other Products in IND are governed by a reasonable monitoring and reporting system designed to prevent recurrent re-export of the Other Products outside the territory of IND.

(b)	The Licensee agrees that it will use reasonable commercial efforts to provide supporting documentation, data, or other information in its possession necessary for the regulatory approval of:

(i)	the BADGE Products in PNG; and

(ii)	the Other Products in IND.

(c)	The Licensee shall have no obligation under:

(i)	Section 3.5(b)(i) until regulatory approvals have been obtained and sales of the BADGE Product have commenced in all of: North America, the countries of the European Union, and Japan.

(ii)	Section 3.5(b)(ii) until regulatory approvals have been obtained and sales of the Other Product have commenced in all of: North America, the countries of the European Union, and Japan.

(d)

If the Licensee or a Sublicensee determines in good faith that it cannot perform the obligations set out in this Section 3.5 with respect to BADGE Product and/or Other Product without adversely impacting the value of the rest of the Product business, or causing unacceptable commercial risk to such business, then the Licensee may seek relief for UBC from UBC’s obligations to UPNG and/or IND Agency as appropriate to use reasonable efforts to ensure that agreements for the commercialization of the relevant Technology provide at-cost access to products under Sections 4.11 and/or 5.11 of the relevant Third Party Agreement(s). UBC will cooperate with the Licensee in such efforts. If such Third Party(ies) are amenable to relieving UBC of such obligations, then UBC shall, at the Licensee’s request, accept a waiver of such obligations or an amendment to one or more of the Third Party Agreements to such effect, provided that in either case UBC will not be bound by any duties and obligations that extend beyond the other duties and obligations assumed by UBC under such Third Party Agreement(s), and any remuneration payable by UBC under such Third Party Agreement(s) shall not be increased by such waiver or amendment. In the event of any such waiver or amendment by one or more of the parties to the Third Party Agreements, UBC shall so waive or amend the Licensee’s obligations under this Section 3.5 that correspond to obligations of UBC so waived or amended. The Licensee will pay all reasonable legal expenses and costs incurred by the Licensor regarding the obtaining of any such waiver or amendment, including without limitation expenses and costs regarding the Licensor’s review of any such waiver or amendment obtained by the Licensee.

(e)

The Licensee indemnifies, holds harmless and defends UBC against any and all claims (including all associated legal fees and disbursements actually incurred) arising out of any alleged failure, breach or default of UBC under the Third Party Agreements to provide IND and/or UPNG the opportunity to consult with UBC, or review the terms of this Agreement prior to execution of this Agreement by UBC. The Licensor shall comply with Section 9.2 in respect of any such indemnification.

3.6 In addition to Third Party rights outlined in Section 3.4, Licensee acknowledges that in accordance with the US Federal Government Interest, the United States government retains certain rights to intellectual property that arises from any contract, grant or similar agreement that is funded in whole or in part by a US Federal agency. As of the Start Date, the BADGE Patents and the Other Patents and any applicable national patent filings, including continuation, divisional, or continuation-in-part applications of such intellectual property and the license grant of this Agreement is expressly subject to the US Federal Government Interest, including the Bayh-Dole Act.

4.0	SUBLICENSING

4.1 The Licensee will not grant sublicenses (including cross-licenses) of the Technology and any Improvements, without the prior written consent of the Licensor, not to be unreasonably withheld, subject to:

(a)	the Licensee providing the Licensor with a fully executed copy of such sublicense agreement within 14 days of execution;

(b)

the Sublicensee agreeing to indemnify the Licensor, UPNG and IND Agency in accordance with the indemnification provision set forth in Section 9.0 (except that each reference to this Agreement in Section 9.0 shall be amended to refer to the sublicense agreement for the purposes of such indemnity from the Sublicensee);

(c)	the sublicense agreement not interfering with the Licensee’s performance of its obligations under this Agreement; and

(d)	the sublicense agreement not materially conflicting with any terms in this Agreement.

4.2 Notwithstanding Section 4.1, the Licensor’s consent will not be required if:

(a)	the proposed Sublicensee has a market capitalization, or in the case of a private company, shareholders equity, of $1 billion (Canadian funds) or more; or

(b)

the Licensee has, prior to or at the time of granting such sublicense, conducted financing or other activities that have resulted in the receipt by the Licensee of at least $10 million (Canadian funds).

4.3 With respect to any sublicense agreement requiring the Licensor’s consent under Section 4.1, the Licensee will provide the Licensor with a fully executed copy of such sublicense agreement within 14 days of it being signed by the Licensee and Sublicensee.

4.4 Any sublicense granted by the Licensee will be personal to the Sublicensee, and will not be assigned or sublicensed without the prior written consent of the Licensor, not to be unreasonably withheld, provided however that such sublicensed rights may be sub-sublicensed by the Sublicensee without the prior consent of the Licensor if such sub-sublicense and the parties thereto comply with the provisions of Sections 4.1 and 4.3 (except that, for the purposes of this Section 4.4, each reference therein to a “sublicense” or “Sublicensee” shall be deemed to be a reference to a “sub-sublicense” or a “sub-sublicensee”, respectively).

4.5 Prior to the execution of any sublicense agreement and sub-sublicense agreement under this Article 4.0, the Licensee shall demonstrate to the Licensor that such sublicense and sub-sublicense, as the case may be, complies with the requirements set out in Section 4.1(b) (except that, in respect of a sublicense, the indemnity will be by the “sublicensee” and in respect of a sub-sublicense, the indemnity will be by the “sub-sublicensee”, respectively) by providing a copy of such sublicense agreement and sub-sublicense agreement to Licensor prior to execution.

5.0	ROYALTIES AND MILESTONE PAYMENTS

5.1 As part of the consideration for the rights granted by the Licensor to the Licensee under this Agreement, the Licensee will pay to the Licensor, on a quarterly basis, an annual royalty of *****% of annual Net Revenue and *****% of annual Sublicensing Revenue (collectively, the “Royalties”).

5.2 Third Party Licenses.

(a)

The Parties acknowledge that the Licensee may from time to time enter into additional royalty bearing technology licenses with Third Parties (in this Section 5.2, the “Third Party Licenses”) on a Product-by-Product basis which are essential in order to commercialize the Technology, any Improvements and/or the Products. If the Licensee enters into one or more Third Party Licenses with respect to a particular Product, the royalty payable under this Agreement will be reduced by *****% for such Product if the combined royalty rates of the Third Party Licenses for such Product and this Agreement would otherwise exceed *****%, provided that such Third Party Licenses for such Product include substantially the same royalty-stacking provisions as set out in this Section 5.2(a).

(b)	The Parties acknowledge and agree, notwithstanding anything in Section 5.2(a), that:

(i)	Third Party Licenses shall be limited to licenses of patents for formulations, and shall specifically exclude any technology and/or patents relating to research tools, technology platforms and assays;

(ii)	Third Party Licenses shall be limited to licenses which include substantially the same royalty-stacking provisions as set out in Section 5.2(a);

(iii)	the Licensee shall notify the Licensor as soon as it enters into any Third Party License that triggers Section 5.2(a);

(iv)

royalty-stacking will be on a Product-by-Product basis, and for greater certainty, the royalty stacking provisions under Section 5.2(a) shall not apply to any Products which are commercialized without Third Party Licenses;

(v)	the final royalty rate payable by the Licensee to the Licensor on Net Revenue will never be reduced to less than *****%;

(vi)	there will be no reduction of the royalty rates on Sublicensing Revenue under Section 5.1; and

(vii)	there will be no reduction of the *****% royalty rate set out in Section 5.1 with respect to any royalty paid:

(A)	by the Licensee to an Affiliated Company of the Licensee; or

(B)	by the Licensee to any Sublicensee or any Affiliated Company of any Sublicensee.

5.3 The Licensee shall use commercially reasonable efforts to collect any and all Gross Revenues and Sublicensing Revenues. The royalties payable hereunder are due and payable within 45 days after each respective Royalty Due Date and are to be calculated with respect to the Net Revenue and the Sublicensing Revenue for the three-month period ending on the applicable Royalty Due Date.

5.4 All royalties paid by the Licensee to the Licensor under this Agreement will be in Canadian dollars, without any reduction or deduction of any nature or kind at all. If the Licensee receives any Gross Revenue or Sublicensing Revenue in a currency other than Canadian dollars, the currency will be converted to the equivalent in Canadian dollars on the date that any amount is payable to the Licensor, at the rate of exchange set by the Bank of Montreal for buying Canadian dollars with such currency. The amount of Canadian dollars resulting from the conversion will be included in Gross Revenue or Sublicensing Revenue. Any payment to made by the Licensee to the Licensor may be made by the Licensee to BCCA, who will receive such payment on behalf of both Licensors. UBC shall not make a claim against the Licensee for UBC’s share of any payment made by the Licensee to BCCA.

5.5 Any transaction, disposition or other dealing involving all or any part of the Technology, any Improvements or any Products between the Licensee and any of its Affiliated Companies that is not made at fair market value shall be deemed to have been made at fair market value, and the fair market value of such transaction, disposition or other dealing will be added to and deemed to be part of the Gross Revenue or Sublicensing Revenue, as the case may be.

5.6 In addition to all other payments provided for in this Section 5.0, the Licensee shall, within 30 days after the achievement of any of the milestones set out below, pay to the Licensor the amount specified below in respect of such milestone:

Description of Milestones	Payment for First Compound			Payment for Second and Every Subsequent Compound

Filing of an Investigational New Drug Application or equivalent for any Product	$	*	****	$	*	****

First enrolment of a patient in a Phase II clinical trial using any Product	$	*	****	$	*	****

First enrolment of a patient in a Phase III clinical trial using any Product	$	*	****	$	*	****

Upon filing of an application for marketing approval of any Product in the United States of America, Europe or Japan	$	*	****	$	*	****

6.0	ANNUAL PAYMENTS AND EQUITY

6.1 The Licensee will pay to the Licensor a minimum annual royalty for each calendar year of the Term commencing on or after January 1, 2013 in the amount specified in the table below:

Year Commencing on January 1	Minimum Annual Royalty (CAD)
2013	$40,000
2014	$40,000
2015	$65,000
2016	$65,000
2017 and successive years	$85,000

6.2 If the Royalties payable by the Licensee to the Licensor pursuant to Section 5.0 for any calendar year of the Term commencing on or after January 1, 2013 are less than the minimum annual royalty for such year specified in the table set out in Section 6.1, the Licensee shall, within 45 days after the end of such calendar year, pay to the Licensor the difference between such minimum annual royalty and such Royalties.

6.3 The minimum annual royalties paid to the Licensee pursuant to Section 6.1 will not be refunded to the Licensee (in whole or in part) under any circumstances.

6.4 As part of the consideration for the rights granted by the Licensor to the Licensee hereunder, the Licensee agrees to issue to the Licensor and the individuals and entities identified in Schedule “G” hereto (in this Section 6.0, each a “New Licensee Shareholder”), on the Start Date, and in lieu of an initial licensing fee, the number of common shares in the capital of the Licensee set forth opposite their respective names in such schedule for a total of 1,000,000 shares (the “Licensor’s Shares”), representing *****% of the shares of the Licensee issued and outstanding as of the Start Date.

6.5 Each New Licensee Shareholder shall, on or before the Start Date, execute and deliver to the Licensee a subscription agreement in form and substance acceptable to the Licensee, acting reasonably.

6.6 The Licensor’s Shares shall have the same rights and restrictions as the equity issued to the Licensee’s founders, including the rights and restrictions set out in Schedule “F” hereto.

6.7 The Licensor, the Licensee and each of the Licensee’s founders shall, on or before the Start Date, enter into a shareholders’ agreement in a form and substance acceptable to each of them.

6.8 The Licensee will use commercially reasonable efforts to cause the Licensor’s Shares to be issued free from any pooling, escrow or other trading restrictions placed on such shares by the Licensee or any regulatory authority having jurisdiction over the Licensee.

6.9 The Licensee acknowledges and agrees that it will comply with all applicable laws with respect to the issuance of the Licensor’s Shares.

6.10 The Licensor agrees that it will comply with all applicable laws with respect to the resale or transfer of the Licensor’s Shares and with the restrictions on transfer and drag-along and tag-along rights contained in the Licensee’s Articles.

6.11 The Licensor’s Shares shall be deemed to be fully paid for by the Licensor as of the date of issuance and shall be the absolute property of UBC, BCCA and each New Licensee Shareholder, as applicable, and shall not be refundable to the Licensee under any circumstances.

7.0	PATENTS

7.1 The Licensee shall be responsible for the preparation, filing, prosecution, maintenance and defence of any intellectual property directly relating to the Technology and any Improvements. Notwithstanding the foregoing, Licensee agrees it will not unduly limit the scope or claims of the Patents without the prior consent of the Licensors, and Licensee further agrees:

(a)

that all Improvements shall be disclosed to the BCCA Technology Development Office, and further agrees to supply BCCA Technology Office with a copy of any and all documentation received and filed in connection with the Technology and Improvements; and

(b)

to provide Licensor with a summary of activities related to the filing, prosecution, maintenance and defence of any intellectual property related to the Technology and Improvements upon reasonable request of Licensor; and

(c)

for each PCT or provisional application related to the Technology and any Improvement, that Licensee with provide BCCA Technology Development Office with a list of Licensee’s intended jurisdictions for national filings at least 2 months prior to each 30 month deadline, and that BCCA shall have the right at its sole discretion and expense to prepare, file, prosecute, maintain and defend any intellectual property related to the Technology and any Improvement in jurisdictions not covered in the list by Licensee; and

(d)

in the event it becomes apparent to Licensee that Licensee is unable or unwilling to cover expenses related to the preparation, prosecution, maintenance and defence of any intellectual property national filings related to the Technology and any Improvement in any jurisdiction, that Licensee shall immediately inform the BCCA Technology Development Office, which may in the BCCA’s sole discretion take on the responsibility and expense for the prosecution, maintenance and defence of any such intellectual property (the “Excluded Intellectual Property”). If BCCA exercises its rights to proceed with patent prosecution of any Excluded Intellectual Property, such Excluded Intellectual Property will be automatically deemed to be excluded and removed from the Technology and Improvements being licensed to the Licensee under this Agreement. The parties shall execute any documents required to evidence the foregoing.

7.2 The Licensee shall have the sole and total responsibility for, and shall pay, any and all out-of-pocket non-administrative costs incurred after November 10, 2010 in relation to drafting, filing, prosecution, maintenance and defence of the intellectual property directly relating to the Technology and any Improvements.

7.3	This Section 7.3 was purposely left blank.

7.4 This Section 7.4 was purposely left blank.

7.5 If the Licensee fails to pay any cost as required pursuant to Section 7.2, the Licensee shall reimburse the Licensor for such cost within 30 days after its receipt of a request for such reimbursement from the Licensor, together with the invoice and payment receipt in respect of such cost.

7.6 On the filing of any patent application or the issuance of any Patent as contemplated in this Section 7.0, the Licensee will automatically become the licensee of such patent application or Patent (if and when granted), respectively, on the terms and conditions set out in this Agreement, and such patent application and Patent (if and when granted) will be deemed to be part of the Technology and/or Improvements, as the case may be.

7.7 The Licensee will not contest the validity of any Patents relating to the Technology and any Improvements licensed under this Agreement.

7.8 The Licensee will ensure proper patent marking of the Products claimed by a Patent to the extent required by applicable law or as reasonably customary in the industry.

7.9 Upon notice from the Licensee to Licensor and payment by the Licensee of $***** to the Licensor, the Licensor will, at the Licensee’s request and expense, assign the Licensor’s interest in the Technology and Licensor Improvements to the Licensee and provide reasonable assistance to the Licensee to facilitate the filing and prosecution and maintenance of applications or registrations for same, and the Licensor will execute all documents reasonably deemed necessary or desirable by the Licensee therefor. Upon and after such notice and payment:

(a)	the Licensee may prosecute litigation against infringers and potential infringers of the Technology or any Improvements without the consent of the Licensor, notwithstanding the terms of Section 8.5;

(b)

the Licensee will have full control over the conduct of complaints referred to in Section 8.6, and notwithstanding Sections 8.6(c), may take decisions and actions concerning or governing any final disposition of complaints referred to in Section 8.6 without consultation with or approval by the Licensor;

(c)	the Licensee shall have the rights set out in Section 14.3; and

(d)	the termination rights set out in Sections 18.2(a) and 18.2(c) and Sections 3.1, 3.2 and 7.6 shall be of no further force or effect.

For clarity, no assignment pursuant to this Section shall relieve the Licensee from any of its obligations to pay milestones and royalties, indemnify the Licensor, or any other terms and conditions of this Agreement, except as specifically modified under Sections 7.9(a) to (d) inclusive. Upon the notice and payment referred to in this Section 7.9, the parties shall use good faith efforts to enter into an assignment agreement with the equivalent of the rights and obligations of this Agreement as modified by this Section and any other modifications as may be agreed between the parties to reflect the changed circumstances as set out in the Section, but in the absence of such agreement, the Licensor will comply with its obligations set out in this Section and this Agreement as modified by this Section 7.9 shall survive such assignment. The Licensee will pay all reasonable legal expenses and costs incurred by the Licensor regarding the preparation and negotiation of such assignment agreement.

8.0	DISCLAIMER OF WARRANTY

8.1 Except for the express representations and warranties made in Section 8.4, none of the Licensor, UPNG and IND Agency makes any representations, conditions or warranties, either express or implied, with respect to the Technology, any Improvements or the Products. Without limitation, the Licensor, UPNG and IND Agency specifically disclaims any implied warranty, condition or representation that the Technology, any Improvements or the Products:

(a)	correspond with a particular description;

(b)	are of merchantable quality;

(c)	are fit for a particular purpose; or

(d)	are durable for a reasonable period of time.

8.2 None of the Licensor, UPNG and IND Agency will be liable for any loss, whether direct, consequential, incidental or special, which the Licensee or other third parties may suffer arising from any defect, error or fault of the Technology, any Improvements or the Products or their failure to perform, even if the Licensor, UPNG or IND Agency is aware of the possibility of the defect, error, fault or failure. The Licensee acknowledges that it has been advised by the Licensor, UPNG and IND Agency to undertake its own due diligence regarding the Technology and any Improvements.

8.3 Except for the express representations and warranties made in Section 8.4, nothing in this Agreement:

(a)

constitutes a warranty or representation by the Licensor, UPNG or IND Agency as to title to the Technology or any Improvements or that anything made, used, sold or otherwise disposed of under the license granted in this Agreement is or will not infringe the patents, copyrights, trade-marks, industrial design or other intellectual property rights owned, in whole or in part, by the Licensor, UPNG or IND Agency or licensed by the Licensor, UPNG or IND Agency to any third parties;

(b)

constitutes a warranty or representation by the Licensor, UPNG or IND Agency that the Licensee will, on execution of this Agreement, have the freedom to operate or practice the Technology or any Improvements, or to make, have made, use, sell or otherwise dispose of products made using the Technology or any Improvements; or

(c)

imposes an obligation on the Licensor, UPNG or IND Agency to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

8.4 The Licensor hereby represents and warrants to the Licensee that to the best of the knowledge of the Technology Transfer Offices of each of UBC and BCCA, without making any enquiries, the Licensor:

(a)	has exclusive ownership of the Technology; and

(b)

has not sold, given, hypothecated, assigned or otherwise transferred, licensed or encumbered any right, title or interest in or to the Technology to any Third Party other than the Licensee, and shall not do so during the term of this Agreement.

8.5 Notwithstanding Section 8.3, if there is an alleged infringement of the Technology or any Improvements or any right with respect to the Technology or any Improvements, the Licensee may, on receiving the prior written consent of the Licensor, such consent not to be unreasonably withheld, prosecute litigation designed to enjoin and obtain damages from infringers of the Technology or any Improvements. Provided that: (i) Licensor has first granted its prior written consent; or the Licensee has given the notice and made the payment referred to in Section 7.9; the Licensor agrees to reasonably co-operate to the extent of signing all necessary documents and to vest in the Licensee the right to institute the litigation, provided that all the direct and indirect costs and expenses of bringing and conducting the litigation or settlement are paid by the Licensee and in this case all recoveries are for the benefit of the Licensee.

8.6 If any complaint alleging infringement of any patent or other proprietary rights is made against the Licensee or a Sublicensee regarding the use of the Technology or any Improvements or the manufacture, use or sale of the Products, the following procedure will be adopted:

(a)

the Licensee will promptly notify the Licensor on receipt of the complaint and will keep the Licensor fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee on behalf of itself or a Sublicensee;

(b)

except as provided in Section 8.6(d), all costs and expenses incurred by the Licensee or any Sublicensee in investigating, resisting, litigating and settling the complaint, including the payment of any award of damages and/or costs to any Third Party, will be paid by the Licensee or the Sublicensee, as the case may be;

(c)

no decision or action concerning or governing any final disposition of the complaint will be taken without full consultation with, and approval by, the Licensor, such approval not to be unreasonably withheld;

(d)

the Licensor may elect to participate as a party in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such participation will be paid by the Licensor (subject to the possibility of recovery of some or all of the additional expenses from the complainant); and

(e)

the Licensee will pay all royalties payable under this Agreement to the Licensor in trust from the date the Licensor receives notice of the complaint and until a resolution of the complaint has been finalized. If the complainant is successful, then the royalties paid to the Licensor in trust under this Section 8.6(e) will be returned to the Licensee, provided that the amount being returned to the Licensee is no more than the amount paid by the Licensee to the complainant in the settlement or other disposition of the complaint. If the complainant does not succeed, then the Licensor retains all royalties paid to it under this Section 8.6(e).

9.0	INDEMNITY AND LIMITATION OF LIABILITY

9.1 The Licensee indemnifies, holds harmless and defends each of BCCA, UBC and the Provincial Heath Services Authority and their respective Board of Governors, Board of Directors, officers, employees, faculty, students, invitees and agents, and UPNG and IND Agency, against any and all claims (including all associated legal fees and disbursements actually incurred) arising out of the exercise of any rights under this Agreement, including without limitation against any damages or losses, consequential or otherwise, arising in any manner at all from or out of the use of the Technology or any Improvements or Products licensed under this Agreement by the Licensee or any of its Third Party Contractors, Sublicensees or their respective customers or end-users.

9.2 The Licensor shall provide to the Licensee:

(a)	prompt written notice of any claim under Section 9.1;

(b)

the exclusive right to control and direct the investigation, defence, or settlement (if applicable) of such claim, provided that the Licensee shall not admit any fault or liability on behalf of either of the parties comprising the Licensor without full consultation with and written approval from the Licensor; and

(c)	all reasonable necessary cooperation of the Licensor.

9.3 The Licensor’s total liability, whether under the express or implied terms of this Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by the Licensee, whether direct, indirect or special, or any other similar damage that may arise or does arise from any breaches of this Agreement by BCCA, UBC and the Provincial Heath Services Authority and their respective Board of Governors, Board of Directors, the Provincial Health Service Authority, officers, employees, faculty, students or agents is limited to $10,000 (Canadian funds).

9.4 The Licensee acknowledges and agrees that neither of the parties comprising the Licensor nor UPNG nor IND Agency will be liable for consequential or incidental damages arising from any breach or breaches of this Agreement.

9.5 Notwithstanding any other provision of this Agreement, each Party acknowledges that an irreparable injury would be suffered by the non-breaching Party as a result of a breach of the provisions of this Agreement by the breaching Party and that an award of monetary damages alone would not be an adequate remedy. Notwithstanding any provision hereof to the contrary, the non-breaching Party will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach by the breaching Party or otherwise to specifically enforce any provision of this Agreement, and the non-breaching Party will not be obligated to post bond or other security in seeking such relief.

9.6 Notwithstanding the termination or expiration of this Agreement, the rights and obligations provided for in Section 9.0 will survive and continue to bind and enure to the benefit of the Parties and their respective successors and permitted assigns.

10.0	PUBLICATION AND CONFIDENTIALITY

10.1 Each Party will keep and use the other Party’s Confidential Information in confidence and will not, without the other Party’s prior written consent, disclose the other Party’s Confidential Information to any person or entity, except to the Party’s directors, officers, employees, faculty, graduate students and professional advisors who require the Confidential Information to assist such Party in performing its obligations under this Agreement. The Licensee shall be entitled to disclose the Licensor’s Confidential Information, on a confidential basis, to potential investors or financiers and their professional advisors (in this Section 10.0, each an “Interested Party”), for the sole purpose of examining and assessing the Technology and its commercialization value. The Licensee will use reasonable efforts to obtain a written confidentiality undertaking from the Interested Party, failing which the Licensee shall, if it discloses the Licensor’s Confidential Information to the Interested Party, be responsible for any breach by the Interested Party of the confidentiality obligations contained in this Agreement. The Licensee shall notify the Licensor of the identity of any Interested Party to whom the Licensee has disclosed the Licensor Confidential Information without a written confidentiality agreement. The identity of an Interested Party shall be regarded and treated by the parties as the Licensee’s Confidential Information. The Licensee will maintain reasonable internal program limiting the distribution of the Licensor’s Confidential Information to only those officers, employees and professional advisors who require such Confidential Information in performing the Licensee’s obligations under this Agreement and who have signed appropriate non-disclosure agreements.

10.2 Any Party required by judicial or administrative process to disclose the other Party’s Confidential Information, will promptly notify the other Party and allow it reasonable time to oppose the process before disclosing the Confidential Information.

10.3 A list of all Confidential Information that has been exchanged between the Parties prior to the date of execution of this Agreement is attached as Schedule “E” hereto. For greater certainty, the Parties hereto acknowledge and agree that they make no representations or warranties in this Agreement as to the completeness of the list of Confidential Information attached hereto as Schedule “E”, and that such list will not in any manner restrict or limit the definition of “Confidential Information” set out in Section 1.1.

10.4 The Licensor will not be restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, accounts of their research with respect to the Technology and any Improvements, provided that:

(a)	the Licensor provides the Licensee with copies of the proposed presentation or publication (in this Section 10.0, each a “Manuscript”) at least 60 days before the presentation or publication date; and

(b)	the Licensee has not, within 30 days after receipt of the Manuscript, objected in writing to such Manuscript.

10.5 The Licensee may object to a Manuscript on the grounds that it contains material the Licensee considers objectionable on the basis that:

(a)	it discloses patentable subject matter which needs protection; or

(b)	it discloses a Licensee Improvement or Confidential Information of the Licensee (in this Section 10.0, the “Objectionable Material”).

In the event that the Licensee makes such objection, the researchers, the Licensor and the Licensee shall work together to revise the Manuscript to remove or alter the Objectionable Material as follows:

(i)

if the Objectionable Material discloses a Licensee Improvement or other Confidential Information of the Licensee, such Objectionable Material will be removed from any Manuscript prior to disclosure of the same; and

(ii)	if the Manuscript contains other patentable subject matter which needs protection, it shall be dealt with in accordance with Section 10.6.

10.6 The Licensor and its researchers shall co-operate in all reasonable respects in making revisions to any Manuscripts considered by the Licensee to contain Objectionable Material. Once a Manuscript has been revised to remove or alter the Objectionable Material in a manner reasonably acceptable to the Licensee, the Licensee shall withdraw its objection and the researchers and the Licensor shall not be restricted from publishing or presenting the Manuscript. In the event that the Licensee makes such an objection on the grounds that the Manuscript contains patentable subject matter that constitutes Technology or any Improvement, Licensee may file a patent application pursuant to Section 7.1, and the Licensor shall ensure that its researchers refrain from disclosing the Objectionable Material until the Licensee has filed one or more patent applications with one or more patent offices directed to such patentable subject matter, provided that such patents are filed within 90 days of the date of Licensee’s objection.

10.7 The Licensor is not restricted from publishing or presenting any Manuscript as long as any Objectionable Material has been removed. After six months from the date the Licensor delivers the Manuscript to the Licensee, the Licensor is free to present and/or publish the Manuscript whether or not it contains Objectionable Material.

10.8 With respect to any Manuscript that contains the results of research conducted using any Material or Information (as such terms are defined under the MTA) pursuant to the terms of the MTA, such Manuscript shall be excluded from the application of Sections 10.4, 10.5, 10.6 and 10.7 of this Agreement and shall be governed by the publication provisions of Section 10.1 of the MTA. UBC shall promptly provide the Licensee with copies of any proposed Manuscript that it receives from the University of Washington pursuant to the MTA to allow the Licensee to review and identify any Objectionable Material within the Manuscript.

10.9 The Licensee requires of the Licensor and, to the extent permitted by law, the Licensor agrees, that this Agreement (and each part of it) is confidential and will not be disclosed to third parties, as the Licensee claims that such disclosure would or could reveal commercial, scientific or technical information and would significantly harm the Licensee’s competitive position and/or interfere with the Licensee’s negotiations with prospective sublicensees. Notwithstanding anything contained in Sections 10.0 and 11.1, the Parties acknowledge and agree that each of the Licensor and the Licensee may identify the title of this Agreement, the parties to this Agreement and the names of the inventors of the Technology and any Improvements, and that the Licensor may also disclose to the inventors of the Technology and to IND and PNG the amount of all payments made to the Licensor by the Licensee under this Agreement, the manner or method by which such payments were calculated and all Payment Reports delivered to the Licensor by the Licensee in connection with such payments.

10.10 Notwithstanding any other provision of this Agreement, the Licensee shall be entitled to disclose the Licensor’s Confidential Information and the terms of this Agreement (including a copy of all or any part hereof) to any Sublicensee or prospective sublicensee, or any Third Party to whom such disclosure is necessary or useful to exercise the Licensee’s rights under this Agreement, provided that such person has signed a non-disclosure or confidentiality agreement with respect to such information.

10.11 Notwithstanding the termination or expiration of this Agreement, the rights and obligations provided for in Section 10.0 will survive and continue to bind and enure to the benefit of the Parties and their respective successors and permitted assigns.

11.0	PRODUCTION AND MARKETING

11.1 Notwithstanding Section 10.11, except as expressly set out herein, the Licensee will not use the Licensor Trade-marks or make reference to the Licensor or its name, or the names of UPNG or IND Agency, in any advertising or publicity, without the prior written consent of the Licensor. The Licensee may identify the title of this Agreement, the parties to this Agreement and the names of the inventors of the Technology and any Improvements. Without limitation, the Licensee will not, unless otherwise required by law, issue a press release regarding this Agreement without first obtaining the Licensor’s written approval, such approval not to be unreasonably withheld. If the Licensor has not provided or refused its consent in writing within three business days of a request pursuant to this Section, the Licensor shall be deemed to have consented. If the Licensee is required by law to act in contravention of this Section 11.1, the Licensee will (as is reasonably possible in the circumstances) provide the Licensor with sufficient prior notice to permit the Licensor to bring an application or other proceeding to contest the requirement. Nothing in this Section will require the Licensee to obtain permission from the Licensor to release information previously released by the Licensee in accordance with the terms of this Section.

11.2 The Licensee represents and warrants to the Licensor that it intends to build, develop and/or acquire the infrastructure, expertise and resources:

(a)	to develop and commercialize the Technology and any Improvements;

(b)	to track and monitor on an ongoing basis performance under the terms of each sublicense entered into by the Licensee;

(c)	to monitor in major markets patent infringement regarding any patent included in the Technology and any Improvements licensed under this Agreement; and

(d)

to initiate and maintain an appropriate program limiting the distribution of the Confidential Information, the Technology and any Improvements as provided for in this Agreement and to obtain the appropriate non-disclosure agreements from all persons who may have access to the Technology and any Improvements.

11.3 The Licensee will:

(a)	allocate reasonable time to the development and commercialization of the Technology and any Improvements ;

(b)	use reasonable efforts to promote, market and sell the Products and exploit the Technology and any Improvements

(c)

until the Licensee has received at least $10 million (Canadian funds) as contemplated by Section 4.2(b), provide copies of all minutes of all directors meetings of the Licensee in a timely manner and in no case later than 30 days after the holding of any directors meetings.

11.4 If the Licensor is of the view that the Licensee is in material breach of Section 11.3, the Licensor may give notice thereof to the Licensee and, within 15 days of receiving such notice, the Licensee shall provide notice to the Licensor of its election to:

(a)	proceed with remedying the breach in accordance with Section 18.5;

(b)	dispute the breach (in this Section 11.0, a “Dispute”) and refer the Dispute to mediation in accordance with Section 11.5; or

(c)	accept the breach.

If the Licensee fails to make an election in accordance with this Section 11.4, then the Licensee will be deemed to have accepted the breach and the Licensor may terminate this Agreement.

11.5 If the Licensee elects to refer a Dispute to mediation, the Licensor will appoint a mediator (in this Section 11.0, the “Mediator”) within 15 days of the Licensee’s election. On appointment of the Mediator, the following rules and procedures will govern the conduct of the Parties and the Mediator before and during the mediation of the Dispute:

(a)	prior to receiving any information relating to the Dispute, the Mediator will execute a non-disclosure agreement acceptable to the Licensee and the Licensor, acting reasonably;

(b)

within 30 days of the appointment of the Mediator, each Party will provide to the Mediator and the other Parties a written summary of its position with respect to the Dispute and copies of all documents on which it intends to rely;

(c)

after each of the Parties has provided its summary and documents under Section 11.5(b), but not more than 60 days from the appointment of the Mediator, the Parties will meet in the presence of the Mediator with a view to resolving the Dispute. The role of the Mediator will be to assist in negotiating a resolution of a Dispute and will not make a binding decision without the Parties’ prior written agreement;

(d)	the mediation of a Dispute may be terminated by either Party, by giving notice to the other Party:

(i)	if the other Party fails to comply with its obligations under this Section 11.5; or

(ii)	if the Parties cannot agree on a resolution of the Dispute within 60 days from the appointment of the Mediator;

(e)	any information or documents disclosed by either Party under this Section 11.5 must be kept confidential and must not be used except to attempt to resolve the Dispute; and

(f)	each Party must bear its own costs of complying with Section 11.5 and the Parties must bear equally the costs of any Mediator appointed hereunder.

11.6 If the Parties cannot agree on the resolution of the Dispute within 60 days from the appointment of the Mediator, or if the mediation of the Dispute has been terminated under Section 11.5(d), then the Licensee will (counting from the later of the end of such 60-day period or the date of the termination of mediation) have a further 90 days to remedy the breach in accordance with Section 18.5 or dispute the existence of the breach. Nothing in this Section will limit the right of either Party to file suit in the court of its choice in accordance with Article 15.0.

12.0	ACCOUNTING RECORDS AND REPORTS

12.1 The Licensee will maintain at its principal place of business, or such other place as may be convenient, separate accounts and records of all Net Revenue, Gross Revenue and Sublicensing Revenue, sublicenses and business conducted by the Licensee in connection with the Technology or any Improvements. These accounts and records will be prepared in sufficient detail to enable proper returns to be made as required by this Agreement, and the Licensee will use reasonable efforts to cause its Sublicensees to keep similar accounts and records.

12.2 The Licensee will complete and deliver to the Licensor:

(a)

within 45 days of each and every Royalty Due Date, a completed Payment Report in the form attached as Schedule “B” (or in such amended form as agreed by the Licensor and the Licensee from time to time), together with the royalty payable under this Agreement. A separate Payment Report shall be prepared and delivered for each sublicense, including an accounting statement setting out in detail how the amount of Sublicensing Revenue was determined and identifying each Sublicensee and the location of the business of each Sublicensee. The first Payment Report will be submitted within 45 days after the first Royalty Due Date after the Licensee’s receipt of the first Gross Revenue or Sublicensing Revenue, and thereafter a Payment Report shall be delivered within 45 days after each subsequent Royalty Due Date regardless of whether any Gross Revenue or Sublicensing Revenue was received in the preceding period; and

(b)

on or before March 31 of each year during the Term, starting on March 31, 2012, an annual report in the form attached as Schedule “C” (or in such amended form as agreed by the Licensor and the Licensee from time to time).

12.3 The calculation of royalties will be carried out in accordance with generally accepted Canadian accounting principles, or the standards and principles adopted by the U.S. Financial Accounting Standards Board, as determined by the Licensee, applied on a consistent basis.

12.4 The Licensee will retain the accounts and records referred to in Section 12.1 for at least six years from when they were made and will permit any duly authorized representative of the Licensor to inspect, at the Licensor’s expense, the accounts and records during the Licensee’s normal business hours. The Licensee will provide to the representative all reasonable evidence necessary to verify the accounts and records and will allow copies to be made of the accounts, records and agreements. If an inspection of the Licensee’s records by the Licensor shows an under-reporting or underpayment by the Licensee of any amount required to be paid to the Licensor under this Agreement by more than 5% for any 12-month period, then the Licensee will reimburse the Licensor for the cost of the inspection as well as pay to the Licensor any amount found due (including any interest) within 30 days of notice by the Licensor to the Licensee. The Licensor may not give notice to the Licensee of an inspection more than once in each any two year period, unless the Licensee has been found to be in breach of its obligations to pay royalties within such two year period.

12.5 All information provided to the Licensor or its representatives under Section 12.0 will be deemed to be Confidential Information of the Licensee and will be subject to the provisions of Section 10.0. The Licensor may use such information solely for enforcing its rights hereunder and complying with its reporting obligations to New Licensee Shareholders under an obligation of confidence.

13.0	INSURANCE

13.1 During the term of this Agreement and for three years after its expiry or termination, the Licensee will procure and maintain such insurance (including public liability and commercial general liability insurance), if any, as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business.

13.2 Notwithstanding Section 13.1, the Licensee will procure, not less than 30 days before the commencement of clinical trials or the first sale of a Product, clinical trial insurance and/or product liability insurance, respectively, and provide to the Licensor a copy of a certificate evidencing such insurance policy. Each of these policies of insurance will:

(a)	be placed with a reputable and financially secure insurance carrier;

(b)

include each of BCCA, UBC and the Provincial Health Services Authority and their respective Board of Governors, Board of Directors, faculty, officers, employees, students and agents as additional insureds;

(c)	provide coverage regarding all clinical trial activities of, or Products sold by, the Licensee under this Agreement, as applicable;

(d)	include a severability of interest and cross-liability clause; and

(e)	provide that the policy cannot be cancelled or materially altered except on at least 30 days’ prior notice to the Licensor (to the extent available from a commercially reasonable insurance provider).

13.3 The Licensor may from time to time require reasonable amendments to the terms or the amount of coverage contained in the insurance policies of the Licensee referred to in Sections 13.1 and 13.2, and the Licensee will use commercially reasonable efforts to accommodate such amendments.

13.4 The Licensee will also require each Sublicensee to, not less than 30 days before the commencement of clinical trials or the first sale of a Product pursuant to this License by such Sublicensee:

(a)

procure and maintain such clinical trial insurance and/or product liability insurance, respectively, if any, as would be acquired by a reasonable and prudent businessperson of similar financial standing carrying on a similar line of business; or

(b)

demonstrate that such sublicensee has a program of self insurance no less adequate than that which a reasonable and prudent businessperson carrying on a similar line of business would require. If at the relevant time referred to in this Section 13.4, such sublicensee has a market capitalization of greater than $1 billion, then such program shall be deemed to be that required by this Section 13.4(b).

13.5 The Licensee will use commercially reasonable efforts to ensure that any and all policies of clinical trial and product liability insurance referred to in Section 13.4 include BCCA, UBC and the Provincial Heath Services Authority and their respective Board of Governors, Board of Directors, faculty, officers, employees, students and agents as additional insureds, or alternatively, include a waiver of subrogation against BCCA, UBC and the Provincial Heath Services Authority.

14.0	ASSIGNMENT

14.1 Neither the Licensee nor the Licensor shall assign, transfer, mortgage, pledge, financially encumber, grant a security interest, permit a lien to be created, charge or otherwise dispose of any or all of the rights granted to it under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld.

14.2 Notwithstanding Section 14.1, the Licensor shall be entitled to assign its right to receive royalties and milestone payments under this Agreement to a company of which it is the sole shareholder, or a society which it has incorporated or which has purposes which are consistent with the objectives of the Licensor (the “Royalty Stream Recipient”), provided that no such assignment will release the Licensor from any of its obligations or liabilities hereunder and further provided that the Royalty Stream Recipient shall have no right whatsoever to enforce any the terms or provisions of this Agreement against the Licensee or any Sublicensee.

14.3 Notwithstanding Section 14.1, upon and after the notice and payment referred to in Section 7.9: the Licensee shall be entitled to assign this Agreement or make its interest in this Agreement, the Technology or any Improvement subject to a security interest, lien, charge or encumbrance in favour of one or more financial institutions providing financing to the Licensee pursuant to the terms of a security or other agreement related to such financing, provided that no such assignment will release the Licensor from any of its obligations or liabilities hereunder, including the payment obligations set out herein; and none of the foregoing will be grounds for termination in accordance with Section 18.2(c).

15.0	GOVERNING LAW

15.1 This Agreement is governed by, and will be construed in accordance with, the laws of British Columbia and the laws of Canada in force in that province, without regard to its conflict of law rules. All Parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. The Parties agree that the British Columbia Supreme Court has exclusive jurisdiction over this Agreement. This Section shall not apply to any sublicense agreement.

16.0	NOTICES

16.1 All reports and notices or other documents that a Party is required or may wish to deliver to any other Party will be:

(a)	in writing; and

(b)	delivered either by personal delivery or by registered or certified mail at the address for the receiving Party set out in Section 16.2 or as varied by any notice.

Any notice personally delivered is deemed to have been received at the time of delivery. Any notice mailed in accordance with this Section 16.1 is deemed to have been received at the end of the fifth day after it is posted.

16.2 The address for delivery of notices and instructions for making payments to the Licensor are set out in Schedule “D” hereto. The address for delivery of notices to the Licensee is set out below:

ESSA Pharma Inc.

999 West Broadway, Suite 700

V5Z 1K5

Attn: Bob Rieder

17.0	TERM

17.1 The term of this Agreement (the “Term”) will commence on the Amendment Date and end on:

(a)	the day that is exactly 20 years later; or

(b)	the expiry of the last patent licensed under this Agreement,

whichever is last to occur, unless terminated earlier under Section 11.0 or 18.0.

18.0	TERMINATION OF AGREEMENT

18.1 The Licensor may terminate this Agreement on written notice to the Licensee if:

(a)

the Licensee is adjudged or declared bankrupt, or any order is made for the winding up, liquidation or other termination of the existence of the Licensee (in each case, from which no appeal may be taken);

(b)

the Licensee makes a voluntary assignment for the benefit of its creditors or a voluntary proposal or similar action under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada) or any similar legislation; or

(c)

the Licensee makes an involuntary assignment for the benefit of its creditors or a proposal or similar action under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada) or any similar legislation and same is not dismissed within 90 days.

18.2 The Licensor may, at its option, immediately terminate this Agreement by giving notice in writing to that effect to the Licensee if one or more of the following occurs:

(a)

prior to the notice and payment referred to in Section 7.9, any execution in excess of $20,000 or other process of any court becomes enforceable against the Licensee, or if any such process is levied on the Licensee’s rights under this Agreement or upon any money due to the Licensor, or if a receiver or receiver manager is appointed in respect of all or substantially all of the Licensee’s assets or undertaking, and in each case is not released, satisfied or discharged within 30 days after such notice;

(b)

any resolution is passed by the Licensee or order made at the request of the Licensee or other steps voluntarily taken by the Licensee for the winding up, liquidation or other termination of the existence of the Licensee;

(c)

prior to the notice and payment referred to in Section 7.9, the Technology or any Improvement becomes subject to any security interest, lien, charge or encumbrance in favour of any Third Party claiming through the Licensee, and in each case is not released, satisfied or discharged within 90 days after such notice.

18.3 The Licensor may, at its option, terminate this Agreement by giving notice in writing to that effect to the Licensee if the Licensee has:

(a)	the Licensee ceases to carrying on business and fails to recommence carrying on business within 30 days after written notice thereof is given by the Licensor to the Licensee;

(b)

breached Section 12.2(a) by failing to deliver to the Licensor a completed Payment Report in accordance with the requirements of such Section and such breach is not remedied within 30 days after written notice thereof is given by the Licensor to the Licensee;

(c)

breached Section 12.2(b) by failing to deliver to the Licensor a completed annual report in accordance with the requirements of such Section and such breach is not remedied within 90 days after written notice thereof is given by the Licensor to the Licensee;

(d)

the failure of the Licensee and its Sublicensees to spend a total of at least $5,000,000 (Canadian funds), in cash or in kind, in connection with the commercialization of the Technology within a 60-month period after the Start Date and such failure is not remedied within 90 days after written notice thereof is given by the Licensor to the Licensee; or

(e)	breached Section 9.1 and such breach is not remedied within 30 days after written notice thereof is given by the Licensor to the Licensee.

18.4 The Licensee may, at its option, terminate this Agreement at any time on providing 120 days’ notice to the Licensor.

18.5 Either Party may, at its option, terminate this Agreement by giving notice in writing to that effect to the other Party if the other Party has materially breached this Agreement (other than in respect of the obligations of the Licensee contained in Section 11.2, for which the exclusive remedies of the Licensor are set out in Section 11.0) and such breach is not remedied within 90 days (or 30 days in case of a breach of Section 4.5 and/or Section 5.3) after written notice thereof is given by the non-breaching Party to the Party in breach. For greater certainty, and without limiting any other material breaches, a breach of Licensee of Section 13.0 shall be deemed to be a material breach of this Agreement.

18.6 If this Agreement is terminated pursuant to Section 11.0, 18.1, 18.2, 18.3, 18.4 or 18.5, the Licensee will, within 30 days after the Effective Termination Date, pay all outstanding royalties and milestone payments accrued and owing to the Licensor under Sections 5.0 and 6.0 prior to the date of termination, and the Licensor may proceed to enforce payment of all outstanding royalties or other monies owing to the Licensor and to exercise any or all of the rights and remedies available under this Agreement or otherwise available by law or in equity, successively or concurrently, at the option of the Licensor.

18.7 As soon as reasonably possible after the Effective Termination Date, and in any event within six months of such date, the Licensee will deliver to the Licensor all Technology and any Improvements in its possession or control and, except as expressly set out under Section 18.8, thereafter will have no further right of any nature at all in the Technology or any Improvements. If the Licensee has not delivered up the Technology and any Improvements within the period specified for same, then the Licensee will pay all charges or expenses incurred by the Licensor in the enforcement of its rights or remedies against the Licensee under this Section 18.7, including without limitation the Licensor’s reasonable legal fees and disbursements.

18.8 Subject to Section 18.10, the Licensee and all Sublicensees will, as soon as reasonably possible after the Effective Termination Date, and in any event within six months of such date: (i) cease to use the Technology and any Improvements in any manner at all, and (ii) cease to manufacture or sell the Products (provided that Licensee and all Sublicensees shall cease to submit new orders to manufacture Products within 5 days of the Effective Termination Date). The Licensee shall deliver to Licensor within 30 days of the Effective Termination Date a written accounting and plan specifying, in such terms as Licensor may in its reasonable discretion require, the inventory of Products on the Effective Termination Date, and the Licensee’s plan for the disposition of same. Following the delivery of such accounting and plan, the Licensee and its Sublicensees shall then have a reasonable time to liquidate such inventory of Products, provided that such period shall not exceed six months from the Effective Termination Date. Notwithstanding anything contained in, or any exercise of rights by the Licensor under, Section 18.7, the Licensee will continue to make royalty payments to the Licensor in the manner specified in Sections 5.0 and 6.0 with respect to all Products that are sold in accordance with this Section 18.8. Notwithstanding the foregoing, if the Licensor enters into a license of the Technology and Licensor Improvements with a Sublicensee or sub-sublicensee pursuant to Section 18.10, Licensor may direct Licensee to transfer and deliver any remaining inventory of Products to such Sublicensee or sub-sublicensee, as the case may be, provided that the Sublicensee or sub-sublicensee pays Licensee the Direct Costs of such remaining inventory of Products.

18.9 Notwithstanding the termination or expiration of this Agreement, Section 12.0 will remain in full force and effect until six years after:

(a)	all payments of royalty required to be made by the Licensee to the Licensor under this Agreement have been made by the Licensee to the Licensor; and

(b)	any other claim or claims of any nature or kind at all of the Licensor against the Licensee has been settled.

18.10 In the event this Agreement is terminated pursuant to Section 11.0, 18.1, 18.2, 18.3, 18.4 or 18.5, and if the Licensee has granted a sublicense under this Agreement or if a Sublicensee has granted a sub-sublicense under this Agreement, provided that:

(a)	such sublicense or sub-sublicense is consistent with the terms of this Agreement;

(b)	such sublicense or sub-sublicense is in good standing at the time that this Agreement is terminated; and

(c)	the termination of this Agreement has not been disputed by the Licensee nor held invalid by a court of competent jurisdiction in a final and non-appealable decision;

then the Licensor will grant a license of the Technology and any Licensor Improvements to such Sublicensee or sub-sublicensee on substantially the same terms as are contained in the relevant sublicense or sub-sublicense, as the case may be, provided that Section 15.1 (excluding the last sentence thereof) shall apply to such license. For greater clarity, in granting such license, the Licensor will not modify or amend any of the financial terms contained in the relevant sublicense or sub-sublicense. On request by any Sublicensee or potential Sublicensee, Licensor shall provide such Sublicensee with a letter confirming the rights of such Sublicensee under this Section 18.10.

19.0	MISCELLANEOUS COVENANTS OF THE LICENSEE

19.1 The Licensee represents and warrants to the Licensor that the Licensee is a company duly organized, existing and in good standing under the laws of the Province of British Columbia and has the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

19.2 The Licensee will comply with all laws, regulations and ordinances, whether federal, state, provincial, county, municipal or otherwise, with respect to the Technology, any Improvements and this Agreement.

19.3 The Licensee will pay all reasonable legal expenses and costs incurred by the Licensor regarding any consents and approvals required from the Licensor with respect to any sublicenses granted by the Licensee including without limitation expenses and costs regarding the Licensor’s review of any sublicenses to be granted by the Licensee. The Licensee will pay all reasonable legal expenses and costs incurred by the Licensor in negotiating and drafting the amendment and restatement of this Agreement.

19.4 The Licensee will pay all taxes and any related interest or penalty designated in any manner at all and imposed as a result of the existence or operation of this Agreement, including without limitation tax which the Licensee is required to withhold or deduct from payments to the Licensor. The Licensee will provide to the Licensor evidence as may be required by Canadian authorities to establish that the tax has been paid. The royalties specified in this Agreement are exclusive of taxes. If the Licensor is required to collect a tax to be paid by the Licensee or any of its Sublicensees, the Licensee will pay the tax to the Licensor on demand.

19.5 The obligation of the Licensee to make all payments under this Agreement is absolute and unconditional and is not, except as expressly set out in this Agreement, affected by any circumstance, including without limitation any set-off, compensation, counterclaim, recoupment, defence or other right which the Licensee may have against the Licensor, or anyone else for any reason at all.

19.6 The Licensee will pay interest on all amounts due and owing to the Licensor under this Agreement but not paid by the Licensee on the due date, at the rate of 12.68% per annum, calculated annually not in advance. The interest accrues on the balance of unpaid amounts from time to time outstanding, from the date on which portions of the amounts become due and owing until payment in full.

20.0	GENERAL

20.1 The Licensee will permit the Licensor, during normal business hours, to enter any premises of the Licensee for the purpose of ascertaining whether or not this Agreement has been, is being, or will be complied with by the Licensee.

20.2 Nothing contained in this Agreement is to be deemed or construed to create between the Parties a partnership or joint venture. No party has the authority to act on behalf of any other party, or to commit any other party in any manner at all or cause any other party’s name to be used in any way not specifically authorized by this Agreement.

20.3 Subject to the limitations in this Agreement, this Agreement operates for the benefit of and is binding on the Parties and their respective successors and permitted assigns.

20.4 No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times regarding any terms of this Agreement operates as a waiver of that party’s rights under this Agreement. A waiver of any term or right under this Agreement will be in writing signed by the party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.

20.5 No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

20.6 All terms which require performance by the Parties after the expiry or termination of this Agreement will remain in force despite this Agreement’s expiry or termination for any reason.

20.7 Part or all of any Section that is indefinite, invalid, illegal or otherwise voidable or unenforceable may be severed and the balance of this Agreement will continue in full force and effect.

20.8 The Licensee acknowledges that the law firm of Richards Buell Sutton has acted solely for the Licensor in connection with this Agreement and that all other parties have been advised to seek independent legal advice.

20.9 This Agreement sets out the entire understanding between the Parties and no changes are binding unless signed in writing by the Parties to this Agreement.

20.10 Unless the contrary intention appears, the singular includes the plural and vice versa and words importing a gender include other genders.

20.11 The parties confirm that the Prior Agreement is superseded by this Agreement. For clarity, the parties however acknowledge and agree that the Prior Agreement remains in effect in accordance with its terms with respect to the period between the Start Date and the Amendment Date, and that the amendments contained in this Agreement (except as otherwise set out herein) are intended to take effect as of the Amendment Date.

IN WITNESS WHEREOF the Parties have executed this Agreement on the      day of             , 2014, but effective as of the Amendment Date.

SIGNED FOR AND ON BEHALF of THE BRITISH COLUMBIA CANCER AGENCY BRANCH by its authorized signatories:

/s/ Sarah Jane Lee
Sarah Jane Lee
Director, Technology Development Office

/s/ Sam Abraham
Sam Abraham
Vice President, Strategic Relations

SIGNED FOR AND ON BEHALF of THE UNIVERSITY OF BRITISH COLUMBIA by its authorized signatory:

/s/ Mario Kassapi
Mario Kasapi
Associate Director, UBC UILO

SIGNED FOR AND ON BEHALF of ESSA PHARMA INC. by its authorized signatories:

/s/ Bob Rieder
Authorized Signatory

Bob Rieder, CEO, ESSA Pharma Inc.
Please Print Name and Title of Signatory

/s/ Marianne Sadar
Authorized Signatory

Dr. Marianne Sadar, Director, ESSA Pharam Inc.
Please Print Name and Title of Signatory

SCHEDULE “A”

DESCRIPTION OF “TECHNOLOGY”

BADGE PATENTS

Title	Inventors	BCCA #	UBC #	Seed #	Cooley #	Patent #	Assignee	File Date	Status
DIGLYCIDIC ETHER DERIVATIVE THERAPEUTICS AND METHODS FOR THEIR USE	Marianne Sadar; NR Mawji; Jun (Jean) Wang; Raymond Andersen; David Williams; Mike LeBlanc; Lu-Ping Yan	INV-30220	08-151	405	ESSA-001	PCT/CA2009/000902	BCCA/UBC	7/2/2009	Converted
						US 12/999,037			Pending
						US 13/866,933			Granted
						AU 2009266379			Pending
						BR PI0913673-8			Pending
						CA 2728219			Pending
						CL 1624-2010			Pending
						CN 200980125734.X			Pending
						CO 11011677			Pending
						EP 09771876.1			Pending
						HK 11104547.7			Pending

						ID W-00201100409			Pending
						IL 210120			Pending
						IN 824/DELNP/2011			Pending
						JP 2011-515039			Pending
						KP 10-2011-7002474			Pending
						MX/a/2010/014372			Granted
						NZ 589759			Granted
						RU 2011103538			Pending
						TR 10/11157			Pending
						ZA 2011/0507			Granted
BISPHENOL COMPOUNDS AND METHODS FOR THEIR USE	Marianne Sadar; NR Mawji; Jun (Jean) Wang; Carmen Banuelos; Raymond Andersen; Javier Garcia Fernandez	INV-15-007	13-106	402	ESSA-002	WO2012/139039	BCCA/UBC	4/6/2012	Converted
						US 14/110,615			Pending
						EP 12768410.8			Pending

ESTER DERIVATIVES OF ANDROGEN RECEPTOR MODULATORS AND METHODS FOR THEIR USE	Marianne Sadar; NR Mawji; Jun (Jean) Wang; Carmen Banuelos; Raymond Andersen; Javier Garcia Fernandez	INV-15-011	08-151	418	ESSA-003	61/822186	BCCA/UBC	5/10/2013	Pending

ACHIRAL GROUP CONTAINING BISPHENOL DERIVATIVE THERAPEUTICS AND METHODS FOR THEIR USE	Marianne Sadar; NR Mawji; Carmen Banuelos; Raymond Andersen; Javier Garcia Fernandez	INV-10-012	11-041	407	ESSA-006	61/282,238	BCCA/UBC	1/6/2010	Lapsed
BISPHENOL DERIVATIVES AND THEIR USE AS ANDROGEN RECEPTOR ACTIVITY MODULATORS						US 13/520729		1/6/2011	Pending
						CA 2786319			Pending
						EP 11731645.5			Pending
						JP 2012-547415			Pending

BISPHENOL COMPOUNDS AND METHODS FOR THEIR USE	Marianne Sadar; NR Mawji; Carmen Banuelos; Raymond Andersen; Javier Garcia Fernandez	INV-10-013	11-042	408	ESSA-007	61/282,234	BCCA/UBC	1/6/2011	Lapsed

BISPHENOL DERIVATIVE THERAPEUTICS AND METHODS FOR THEIR USE						US 13/520731			Pending

FLUORINATED BISPHENOL ETHER COMPOUNDS AND METHODS FOR THEIR USE	Marianne Sadar; NR Mawji; Jun (Jean) Wang; Raymond Andersen; Javier Garcia Fernandez; Carmen Adriana Banuelos	INV-15-006	13-070	409	ESSA-008	13/588922; US2012/051481	BCCA/UBC	8/17/2012	Pending
						EP 12762710.7			Pending

AZIRIDINE BISPHENOL ETHERS AND RELATED COMPOUNDS AND METHODS FOR THEIR USE	Marianne Sadar; Raymond Andersen	INV-15-008	13-108	412	ESSA-010	13/863,849; US 20130336962	BCCA/UBC	4/16/2013	Pending

BISPHENOL ETHER COMPOUNDS WITH NOVEL BRIDGING GROUPS AND METHODS FOR THEIR USE	Marianne Sadar; Raymond Andersen; Javier Garcia Fernandez; Banuelos, Carmen Adriana; Mawji, Nasrin	INV-15-009	08-151	414	ESSA-011	61/842657	BCCA/UBC	7/3/2013	Pending

FLUORO-CHLORO BISPHENOL ETHER COMPOUNDS AND METHODS FOR THEIR USE	Marianne Sadar; Raymond Andersen; Javier Garcia Fernandez	INV-15-010	08-151	416	ESSA-013	61/890670	BCCA/UBC	10/14/2013	Pending

18F COMPOUNDS FOR CANCER IMAGING AND METHOD FOR THEIR USE	Marianne Sadar; Raymond Andersen; Javier Garcia Fernandez; Donald T. Yapp; Kuo-Shyan Lin; Francois Benard; Hsing Chen (Amy) Tien	INV-13-006	08-151	417	ESSA-014	61/890679	BCCA/UBC	10/14/2013	Pending

1231 COMPOUNDS FOR CANCER IMAGING AND METHODS FOR THEIR USE	Marianne Sadar; NR Mawji; Jun (Jean) Wang; Carmen Banuelos; Yusuke Imamura; Raymond Andersen; Javier Garcia Fernandez; Jian Kunzhong; Tien, Hsing Chen (Amy)	INV-15-012	08-151	419	ESSA-015	61/875556	BCCA/UBC	9/9/2013	Pending

OTHER PATENTS

SMALL MOLECULE INHIBITORS OF N-TERMIUS ACTIVATION OF THE ANDROGEN RECEPTOR	Marianne Sadar; NR Mawji; Jun (Jean) Wang; Raymond Andersen; David Williams; Mike LeBlanc; Lu-Ping Yan	INV-08-026	09-137	406	N/A	PCT/CA2009/001173	BCCA/UBC	8/24/2009	Converted
						US 12/999035			Pending
						AU 2009284668			Pending
						CA 2728103			Pending
						CL 341-2011			Pending
						CN 200980132751.6			Pending
						EP 09807798.5			Pending
						HK 11107462.1			Pending
						IN 1796/CHENP/2011			Pending
						MX/a/2011/001890			Pending
						NZ 605160			Pending
						RU 2011110743			Pending

SCHEDULE “B”

PAYMENT REPORT FOR THE PERIOD DD/MM/YY TO DD/MM/YY

Instructions for Completing this Report

Please fill out each section in full, identifying in the Royalty Summary Table the unit sales and geographical sales areas. If the license with BCCA/UBC involves several product lines, please prepare a separate Summary Table for each product line. For licenses involving sublicensing revenue, please prepare an additional report for each sublicense.

PLEASE NOTE: An interest rate of 12.68% per annum, calculated annually not in advance will be assessed against all payments in arrears.

Licensee	Agreement #	BCCA ID #
(or sublicensee)

UBC File #

BCCA/UBC Technology

Report Type (check one and complete as appropriate)

Single Product Line	☐	Product Line Trade Name

Multiple Products	☐	Page Of Product Line Trade Name

Sublicense Report	☐	Page Of

Payments this Quarter (please complete separate tables for multiple product lines) Royalties on Product Sales

Country	Units Sold	Unit Price (domestic currency)	Gross sales	Less Allow- ances*	Net Sales	Royalty Rate	Conversion Rate (to Canadian $)	Period Royalty Amount (Canadian $)
								This yr	Last yr

Canada
US
Europe
(specify countries)

Other

Total Product Royalties

Additional Payments (complete all that apply)

Minimum Royalty Fee	Amount

Milestone Payment	Amount

Annual License Maintenance Fee	Amount

		This Year	Last Year
Total Payments for Period

*	Please indicate the reasons for returns or other allowances, if significant. Please note any unusual occurrences that affected royalty amounts during the period.

Prepared by	Date	Dd/mm/yy	Phone

I                                          (print name),                                          (title) hereby certify the foregoing information as true and correct.

Signature	Date Signed

B-1

SCHEDULE “C”

BCCA / UBC LICENSE AGREEMENT ANNUAL REPORT

The information to be completed below shall constitute the annual report required pursuant to the BCCA/UBC License Agreement. Any information or documents provided by the Licensee in this report shall not be interpreted as affecting the express rights and obligations of the Licensee contained in the License Agreement. This report is in addition to the Payment Report to accompany each royalty payment.

Date of Report:	Person Preparing This Report:

Name of Licensee:	BCCA/UBC File Number:

Jurisdiction of Corporation:	Head Office Address:

Contact Person for Company

Licensed Technology:

Telephone Number:	E-mail Address:

1.	Please provide a brief report on the status of development of the Technology, progress on creating a commercial Product or subsequent marketing of the Product as appropriate.

2.	Has the Licensee filed any patent applications for modifications or improvements relating to the original Technology? Please provide details, and attach copies of all relevant documents.

3.	Has the Licensee become aware of any potential third party infringing on the Patents or related intellectual property? If so please provide details and outline what the Licensee is doing about this.

4.	Has the Licensee met any milestone or performance objectives in the past year as set forth in the License Agreement? Please outline the past year’s accomplishments.

5.	Does the Licensee expect to meet any milestone or performance objective in the coming year as set forth in the License Agreement? If so please provide details.

6.

If applicable, has the Licensee granted sublicenses to third parties and if so have copies of the sublicense agreement been provided to the Technology Manager at BCCA? If not, please enclose a copy of each sublicense agreement.

7.	Has the Licensee made any sales in the last 12 months? Yes No

If so please submit a completed Royalty Payment Report.

a)	Date of sales of Products utilizing the Technology;

C-1

b)	Date of any clinical trials.

8.	Does your company have public liability insurance? If so, please attach a copy of the insurance policy naming the Licensor as insured as required by the License Agreement.

9.	Please provide the Licensee’s estimate or projection of gross sales revenue for products based on the Technology for the next 12 months by the Licensee and any sub-licensee.

10.	Is there any other information relating to this License that you think we should be aware of? Please summarize them below or contact us directly.

Prepared by	Date	Dd/mm/yy	Phone

I                                          (print name), of                                          (title) hereby certify the foregoing information as true and correct.

Signature		Date Signed

Once completed, please submit this report to:

Director
Technology Development Office
British Columbia Cancer Agency
675 West 10th Ave
Vancouver, BC
V5Z 1L3

And to:

Managing Director
University – Industry Liaison Office
#103 – 6190 Agronomy Road
Vancouver, BC
V6T 1Z3

C-2

SCHEDULE “D”

ADDRESS FOR NOTICES AND PAYMENT INSTRUCTIONS

1. The address for delivery of notices to BCCA is:

Director Technology Development Office British Columbia Cancer Agency Branch 675 West 10th Ave Vancouver, British Columbia V5Z 1L3
Telephone:	(604) 675-8198
Fax:	(604) 675-8189

2. Payment of all amounts due to the Licensor under the terms of this License may be made as follows:

a)	by cheque made payable to “BC Cancer Agency” delivered to BCCA at the above address; or

b)	by wire transfer please contact BCCA for the deposit information.

3. The address for delivery of notices to UBC is:

The Director University – Industry Liaison Office University of British Columbia #103 – 6190 Agronomy Road Vancouver, British Columbia V6T 1Z3
Telephone:	(604) 822-8580
Fax:	(604) 822-8589

D-1

SCHEDULE “E”

CONFIDENTIAL INFORMATION

1.	The Option Agreement dated November 10, 2010 between the Licensor and the Licensee (including the schedules thereto).

2.	Any chemical structural information beyond Badge/ EPI-001 and sintokamides.

3.	Any information relating to the primary N-terminus assay technology.

4.	The specific text of all provisionals filed and pending patents listed in Schedule “A” to the License Agreement.

5.

Any information that has not already been publicly disclosed relating to the mechanism of action for interaction of compounds comprising the technology with the N-terminus domain of the androgen receptor.

E-1

SCHEDULE “F”

RESTRICTIONS ON TRANSFER AND DRAG-ALONG/TAG-ALONG RIGHTS

ARTICLE 26

PROHIBITIONS

26.1	Definitions

In this Article 26:

(a)	“designated security” means:

(i)	a voting security of the Company;

(ii)

a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding-up of the Company, in its assets; or

(iii)	a security of the Company convertible, directly or indirectly, into a security described in Article 26.1(a)(i) or (ii);

(b)	“security” has the meaning assigned in the Securities Act (British Columbia); and

(c)	“voting security” means a security of the Company that:

(i)	is not a debt security; and

(ii)	carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

26.2	Application

Article 26.3 does not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.

26.3	Consent Required for Transfer of Shares or Designated Securities

No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

ARTICLE 27

DRAG-ALONG RIGHTS

27.1	Notwithstanding any other provision of these Articles, if:

(a)

one or more shareholders holding not less than 50.1% of the total number of shares of the Company then issued and outstanding (in this Article 27, the “Accepting Shareholders”) have agreed to transfer all of their shares to a person or persons acting at arm’s length to the Accepting Shareholders (in this Article 27, a “Purchaser”); and

(b)

the Purchaser offers to purchase from each of the other shareholders (in this Article 27, the “Remaining Shareholders”) all of the shares of the Company held by the Remaining Shareholders (in this Article 27, the “Remaining Shares”) for the same consideration and on the same terms and conditions as those agreed to by the Accepting Shareholders, and all such terms and conditions are set out in writing in a notice delivered to the Remaining Shareholders (in this Article 27, the “Drag-Along Offer”), then the Remaining Shareholders shall be required to sell and transfer the Remaining Shares to the Purchaser on the terms and conditions set out in the Drag-Along Offer.

27.1 If any of the Remaining Shareholders (in this Article 27, the “Delinquent Holders”) fails to transfer its Remaining Shares to the Purchaser on the terms and conditions set out in the Drag-Along Offer, the Purchaser shall have the right to deposit the applicable consideration for such Remaining Shares in a special account at any financial institution or in a trust account of the Company’s lawyers in Canada, to be paid, without interest, to such Delinquent Holder upon presentation and surrender to such financial institution or solicitors, as applicable, of the share certificates representing such Delinquent Holder’s Remaining Shares, duly endorsed for transfer to the Purchaser. Upon such deposit being made, the Remaining Shares in respect of which the deposit was made shall be automatically (without any further action of any kind on the part of the Delinquent Holder or the Purchaser) be deemed to be transferred to and purchased by the Purchaser and shall be transferred on the registers of the Company to the Purchaser and the rights of the Delinquent Holder in respect of such Remaining Shares after such deposit shall hereby be limited to receiving, without interest, the amount so deposited against presentation and surrender of the certificates representing such Remaining Shares, duly endorsed for transfer to the Purchaser.

27.2 The Company, or any officer thereof, shall be and hereby is irrevocably constituted and appointed as the true, lawful and irrevocable attorney of each Delinquent Holder, with full power of substitution, to execute all documents and take any and all actions as may be necessary or desirable to perform any and all obligations of the Delinquent Holder arising pursuant to this Article 27, and in executing such documents and taking such actions, to use the name of the Delinquent Holder whenever and wherever it may be considered necessary or expedient.

27.3 Articles 27.1, 27.2 and 27.3 will not apply if and for so long as the Company is a public company.

ARTICLE 28

TAG-ALONG RIGHTS

28.1 If any shareholder or shareholders (this Article 28, the “Accepting Shareholders”) receive(s) an offer to purchase shares representing more than 50.1% of all of the shares of the Company then issued and outstanding (in this Article 28, an “Offer”), which they are prepared to accept, from a person or persons acting at arm’s length to the Accepting Shareholders (in this Article 28, the “Purchaser”), then, prior to the acceptance of the Offer, the Accepting Shareholders shall notify all of the other shareholders of the Company (in this Article 28, the “Remaining Shareholders”) of the Offer, and the terms and conditions thereof, and each of the Remaining Shareholders shall have the right, at its option, to require that a proportionate number of its shares be purchased by the Purchaser on terms and conditions at least as favorable to such Remaining Shareholder as the terms and conditions set out in the Offer received by the Accepting Shareholders. If the Purchaser does not agree to purchase all of the shares which the Accepting Shareholders and Remaining Shareholders wish to sell pursuant to this Article 28.1, the number of shares which the Accepting Shareholders and Remaining Shareholders shall be permitted to sell to the Purchaser shall be proportionately reduced so that each shareholder may sell to the Purchaser the same percentage of its total outstanding shares. The Remaining Shareholders may only exercise the rights provided for in this Article 28.1 by giving written notice thereof to the Accepting Shareholders and the Purchaser within fourteen (14) days after the date on which the Remaining Shareholders are notified of the Offer by the Accepting Shareholders pursuant to this Article 28.1.

28.2	Article 28.1 will not apply if and for so long as the Company is a public company.

SCHEDULE “G”

NEW LICENSEE SHAREHOLDERS

Name of Shareholder	Number of Shares

*****	*****

*****	*****

*****	*****

*****	*****

*****	*****

*****	*****

*****	*****

*****	*****

*****	*****

*****	*****

*****	*****

TOTAL	*****

G-1

SCHEDULE “H”

MATERIAL TRANSFER AGREEMENT BETWEEN

UBC AND UNIVERSITY OF WASHINGTON DATED NOVEMBER 16, 2010

UBC File: MO 11-058

MATERIAL TRANSFER AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia and having offices at 103-6190 Agronomy Road, Vancouver, British Columbia, Canada V6T 1Z3, Attention: University-Industry Liaison Office, Telephone: 604-822-8580, Facsimile: 604-822-8589, on behalf of Dr. Raymond Andersen and Dr. Marianne Sadar (“Provider Scientists”), E-mails: randersn@interchange.ubc.ca; msadar@bccancer.bc.ca

(together, The University of British Columbia and Provider Scientist will be known as the “Provider”)

AND:

UNIVERSITY OF WASHINGTON (“Recipient Institution”), an agency of the State of Washington, operating through its Center for Commercialization and having offices at 4311 11th Ave NE, Seattle WA, 98105, USA, Telephone: 206-543-3970, Facsimile: 206-685-4767, on behalf of Dr. Stephen R. Plymate (“Recipient Scientist”), Telephone: 206-897-5275; e-mail: splymate@u.washington.edu

(together, Recipient Institution and the Recipient Scientist will be known as the “Recipient”)

WHEREAS:

As of April 1, 2005, The University of British Columbia includes both Vancouver and Okanagan campuses;

Provider wishes to provide Recipient, and Recipient wishes to obtain from Provider, certain proprietary information and biological materials on terms and conditions set out In this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS.

1.1	In this Agreement, the following words have the following definitions:

(a)

“Commercial Purposes” means the sale, lease, license or other exploitation of the Material, Information or Modifications to a person for profit, including, but not limited to, use of the Material, Information or Modifications by Recipient or any individual or organization to perform contract research, to screen compound libraries, to produce or manufacture products for general sale, or to conduct research activities that result in any sale, lease, license or other exploitation of the Material, Information or Modifications to any individual or organization for profit. For greater certainty, academic research sponsored by government or industry does not fall within the definition of “commercial purposes” unless the sponsor retains rights, title or interests in and to the Material, Information or Modifications; or unless the research activities result in any sale, lease, license or other exploitation of the Material, Information or Modifications to any individual or organization for profit.

(b)

“Information” means any and all information, know-how, techniques or practices that Provider discloses to Recipient in writing and identified as CONFIDENTIAL at the time of disclosure relating to the Material or its use and includes all research, data, specifications, plans, drawings, prototypes, recordings, instructions, manuals, papers or other materials so disclosed, but excludes any Information that:

(i)	was already in the possession of Recipient and evidenced by written documents existing prior to the date of disclosure of the Information by Provider to Recipient;

(ii)	is publicly known at the time of the disclosure or later becomes publicly known other than through a breach of this Agreement by Recipient;

(iii)	is required to be disclosed under applicable laws, regulations or orders of any governmental authority;

(iv)	is furnished by Provider to others without restrictions on its use or disclosure;

(v)	is subsequently disclosed to the Recipient by a third party who Recipient has no reason to believe is under confidentiality obligations to Provider; or

(vi)	is independently developed by Recipient without use of the Information.

Oral or visual disclosure of any Information will be reduced to writing within 30 days.

(c)	“Inventions” means any discoveries, improvements, processes or inventions made by Recipient through use of the Material, Modifications or Information.

(d)	“Material” means the Original Material, any Progeny or Unmodified Derivatives.

(e)	“Modifications” means substances created by Recipient, which contain or incorporate any form of the Material (including Original Material, Progeny or Unmodified Derivatives).

(f)	“Original Material” means the original material being transferred to Recipient as described in Schedule “A” of this Agreement.

(g)	“Progeny” means unmodified descendant from the Material (for example, virus from virus, cell from cell, or mouse from mouse).

(h)	“Research Project” means the research described in Schedule “A” of this Agreement.

(i)

“Unmodified Derivatives” means substances created by Recipient, which constitute an unmodified functional subunit or product expressed by the Original Material (for example, subclones of unmodified cell lines, purified or fractionated subsets of the original material, proteins expressed by DNA/RNA supplied by Provider, or monoclonal antibodies secreted by a hybridoma cell line).

2.	LICENSE OF MATERIAL & INFORMATION.

2.1

Subject to the terms and conditions of this Agreement, Provider hereby grants to Recipient a non-transferable, non-exclusive license to use the Material and Information in the Research Project for academic research purposes only, for a period commencing on the date authorized Provider signs this Agreement and ending 1 year thereafter unless terminated earlier in accordance with this Agreement.

3.	RESTRICTIONS ON USE.

3.1	Recipient will not:

(a)	make Modifications of the Material without the express written consent of the Provider, with the exception of the Research Project described in Schedule “A”;

(b)	use the Material, Modifications or Information for Commercial Purposes;

(c)	use the Material or Modification in human subjects, whether in clinical trials or otherwise and whether for therapeutic, preventive, diagnostic or other purposes;

(d)	use the Material, Modifications or Information in research projects that grant sublicense, ownership or other proprietary rights in the Material, Modifications or Information to a third party; or

(e)

provide or make available to anyone outside of Recipient Scientist’s direct supervision, or to any third party for any purpose whatsoever the Material, Information or Modifications without the prior written consent of Provider whose consent may be withheld at its sole discretion.

4.	4.0 TRANSMITTAL FEE

4.1	To reimburse Provider for preparation and distribution costs:

Amount: $0.00

Recipient’s FedEx Account No.: 2777-0216-9

5.	OWNERSHIP, PROGRESS REPORTS & INVENTIONS

5.1	Provider retains all rights, title and interest in and to the Material, Information, Modifications and Inventions. Material and Information may be subject to patent protection.

5.2	Recipient will provide Provider with a written report on the progress of the Research Project every three months.

5.3

Recipient will promptly notify Provider in writing within 30 days of any Inventions. Nothing in this Agreement grants any rights under any patents or in any know-how of Provider nor any rights to use the Materials, Information, Modifications, or Inventions for profit-making or Commercial Purposes such as, but not limited to production, sale, screening or drug design.

5.4

Nothing in this Agreement grants any rights under any patents or in any know-how of Provider nor any rights to use the Materials or Information for profit-making or Commercial Purposes such as, but not limited to production, sale, screening or drug design.

6.	DISCLAIMER OF WARRANTIES

6.1

The Material and Information are being provided by Provider to Recipient on an “AS IS” basis and the Material is understood to be experimental in nature. Any use of the Material or Information by Recipient will be at the sole risk and liability of Recipient, whether or not Provider has consented or acquiesced to such use. PROVIDER MAKES NO REPRESENTATION OR WARRANTY, WHETHER EXPRESSED OR IMPLIED, WITH RESPECT TO THE MATERIAL AND INFORMATION, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE DURABILITY, STORAGE, DISPOSAL, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR TO THE NON-INFRINGEMENT OF THE MATERIAL AND INFORMATION ON THE PROPRIETARY RIGHTS OF A THIRD PARTY. ALSO, PROVIDER WILL NOT BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGE OR LOSS ARISING OUT OF OR RELATED TO THE FOREGOING EVEN IF PROVIDER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OR LOSS.

7.	REGULATION

7.1	Both parties will abide by their respective ethical institutional review board (“IRB”) and all applicable laws and regulations with regards to the use and transfer of the Material.

8.	LIABILITY

8.1

Recipient assumes all liability for damages, which may arise from its use, storage or disposition of the Material. Provider will not be liable to Recipient for any loss, claim or demand made by Recipient, or made against Recipient by any other party, due to arising from the use of the Material by Recipient.

9.	CONFIDENTIALITY

9.1

Subject to Article 10 (Publication), during the term of this Agreement and for a period of 3 years after the termination of this Agreement, Recipient will use reasonable efforts to maintain the confidentiality of the Material and Information (whether or not owned or developed by Provider or disclosed to Provider by a third party whose material or information Provider is obligated to treat as confidential or proprietary) and to prevent any unauthorized access, reproduction, disclosure and/or use of the Material and Information.

10.	PUBLICATION

10.1

If Recipient wishes to present or publish results of research conducted using the Material or Information, Recipient will submit a copy of the proposed presentation or publication to Provider at least 30 days in advance of the presentation or publication submission date to allow Provider time to review and identify any disclosure of its confidential or proprietary information. If Provider responds within the 30 day period and identifies its Information, Recipient shall remove such information before publication or presentation. If Provider responds to Recipient within the 30 day period and identifies patentable subject matter for which Provider desires to have patent applications filed, Recipient shall delay publication for a maximum of 90 days from date of original disclosure to allow Provider an opportunity to file the required patent applications. The parties agree that any publication made pursuant to this Agreement shall be made in accordance with the custom of scientific research and shall acknowledge the contribution of the parties’ scientists, as appropriate.

11.	TERMINATION

11.1	This Agreement may be terminated immediately upon the occurrence of any one of the following events:

(a)	Recipient notifies Provider in writing that the Research Project has been completed or terminated;

(b)	Recipient becomes bankrupt or insolvent or a receiver is appointed to take possession of Recipient’s business or property or Recipient has assigned its interest to creditors;

(c)	Recipient is more than 30 days in arrears of any monies that are due to Provider under this Agreement;

(d)	Recipient commits a breach of Article 3 (Restriction on Use), 9 (Confidentiality) or 10 (Publication);

(e)	Recipient terminates the non-exclusive license granted to Provider under Article 5; or

(f)	giving of at least 30 days written notice by one party to the other of its intention to terminate this Agreement in the absence of a breach of any of the provisions of this Agreement.

11.2	Articles 3, 5, 6, 8, 9, 10 and 12 will survive the expiration or earlier termination of this Agreement.

12.	RETURN, DESTRUCTION or CONTINUED USE OF MATERIAL & INFORMATION

12.1

On the expiration or earlier termination of this Agreement, Recipient will, on the written direction of Provider, return or destroy the Material and Information. However, at the request of Recipient, Provider may extend the term of this Agreement with respect to provisions governing Modifications so that Recipient can continue to use the Material contained or incorporated in the Modifications. Upon request, Recipient will send Provider samples of Modifications, for academic research only.

13.	NOTICES

13.1

All payments, reports and notices or other communication required or desired to be given or delivered under this Agreement will be given in writing and delivered by person, by registered mail, or by fax, addressed to the party at its address first set out above or such other address as the party otherwise advise in writing. Any notice personally delivered or sent by fax will be deemed to have been given or received at the time of delivery or transmission. Any notice mailed will be deemed to have been received on the expiration of 5 days after it is posted, provided that if, at the time of mailing or between the time of mailing and actual receipt, there is a postal strike, slow down or labour dispute which might affect the delivery of the notice, then the notice will only be effective if actually delivered or faxed.

14.	ASSIGNMENT

14.1	Recipient will not assign this Agreement, in whole or in part, without the prior written consent of Provider, whose consent may not be unreasonably withheld.

15.	GOVERNING LAW

15.1

This Agreement will be governed by and construed under the laws of British Columbia and the applicable laws of Canada without reference to its conflict of law rules. Nothing in the foregoing sentence will prevent Provider from applying to any court of competent jurisdiction for injunctive relief for any actual or threatened breach of confidentiality obligations by Recipient.

16.	GENERAL

16.1

If any provision of this Agreement is deemed to be invalid or unenforceable, such provision or provisions will be deemed modified to the extent necessary to render the same valid or enforceable, or if such modification is not possible, the remaining terms and provisions of this Agreement will be construed and enforced as if the invalid or unenforceable provision or provisions did not exist.

16.2	The headings of the sections of this Agreement are inserted for convenience only and do not in any way limit or amplify the provisions of this Agreement.

16.3

No provision of this Agreement will be deemed waived or any breach excused, unless such waiver or consent excusing the breach is in writing signed by the party giving the waiver or consent. A waiver of a provision of this Agreement will not be construed to be a waiver of a subsequent breach of the same provision.

16.4

This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior proposals, negotiations, agreements, understandings, representations and warranties of any form or nature, whether oral or written, and whether express or implied, which may have been entered into between the parties relating to its subject matter.

16.5

Each party will execute and deliver such further agreements and other documents and do such further acts and things as the other parties reasonably request to evidence, carry out or give full force and effect to the intent of this Agreement.

16.6

This Agreement may be executed in counterpart by the Parties, either through original copies or by facsimile. An executed copy of this Agreement delivered by facsimile will constitute valid execution and delivery of this Agreement.

In signing this Agreement, the signatories confirm that they have the authority of their respective organizations to enter into the obligations of the Agreement.

[signature page follows]

SIGNED BY THE PARTIES AS AN AGREEMENT and effective as of the date of the last signature.

THE UNIVERSTIY OF BRITISH COLUMBIA		UNIVERSTIY OF WASHINGTON

Signature:	/s/ Mario A. Kasapi	Signature:	/s/ Ariadne A. Santander
Title:	Associate Director	Title:	Agreement Office

	University – Industry Liaison Office		Center for Commercialization University of Washington

Date:	11/16/2010	Date:	11/8/2010

The scientists of the respective organizations hereby acknowledge that they have read and will comply with the terms of this Agreement.

PROVIDER’s SCIENTISTS		RECIPIENT’s SCIENTI

Signature:	/s/ Dr. Raymond Andersen	Signature:	/s/ Dr. Stephen R. Plymate
Name:	Dr. Raymond Andersen	Name:	Dr. Stephen R. Plymate

Date:	11/18/2010	Date:	11/10/2010

PROVIDER’s SCIENTISTS

Signature:	/s/ Dr. Marianne Seder
Name:	Dr. Marianne Seder

Date:	11/15/2010

Schedule “A”

Description of Original Material and Research Project

1.	Original Material

Please provide a detailed description of the Original Material, which Provider will be providing to Recipient.

EPI-001

The Material is derived from Providers proprietary technology ( UBC Technology number 08-051). The technology is under an option agreement obligation to an industry partner of the Provider.

2.	Research Project

Please describe the research project in detail:

Study plan: to compare the antitumour effects of abiraterone, MDV3100, and EPI-001 in a head-to-head in vivo studies using 6 xenograft lines that express androgen receptor and its splice variants. Animals should be castrated prior to commencement of treatments with EPI-001. Treatments will continue for a period of 54 days. In the first xenograft line to be tested with EPI-001, LuCap 86.2, the 16 animals will be castrated then 7 days later the animals will be dosed with 100 mg/kg body weight in the morning and then again in the evening for a total daily dose of 200 mg/kg body weight daily by gavage for 54 days. There will also be a small i.v. arm. This experiment will follow that reported in Cancer Cell. Briefly, 7 days after castration, 50 mg/kg body weight will be administered by i.v. every other day over a period of at least 2 weeks (longer if possible). The remaining 5 xenograft lines will only be treated by gavage for 54 days following the same protocol as provided above.

3.	Shipping Address

Attention: Dr. S. R. Plymate, MD

HMC R and T

300 9th Ave

Room 418

Seattle, WA 98104

USA

Phone 206-897-5275